UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Under Section 240.14a-12

NORTHERN TRUST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Northern Trust Corporation

50 South La Salle Street

Chicago, Illinois 60603

March 8, 2018

Dear Stockholder:

You are cordially invited to attend the Northern Trust Corporation 2018 Annual Meeting of Stockholders on Tuesday, April 17, 2018, at 10:30 a.m., Central Time, at our corporate headquarters at 50 South La Salle Street in Chicago, Illinois.

For more than 125 years, our stockholders’ support has been essential to Northern Trust’s stability and success. Your vote plays a vital role and is very important for our future. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement provide you with information about each proposal to be considered at the Annual Meeting, as well as other information you may find useful in voting your shares. If you plan to attend the Annual Meeting, please review the information on admittance procedures in the accompanying Proxy Statement.

If you choose not to attend in person, you may vote your shares by Internet or telephone. If you received a paper copy of the proxy materials, you also may complete, sign, date, and return your proxy card in the enclosed envelope. Instructions for voting by Internet or telephone can be found on your proxy card or your Notice Regarding the Availability of Proxy Materials.

Thank you for your continued support of Northern Trust Corporation, and your contribution to the future of our company.

Sincerely,

Frederick H. Waddell	Michael G. O’Grady
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 17, 2018

Time:	10:30 a.m., Central Time

Place:	Northern Trust Corporation 50 South La Salle Street Chicago, Illinois 60603

Purposes:	The purposes of the Annual Meeting are to:

●  elect thirteen directors to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until their successors are elected and qualified;

●  approve, by an advisory vote, 2017 named executive officer compensation;

●  ratify the appointment of KPMG LLP as Northern Trust Corporation’s independent registered public accounting firm for the 2018 fiscal year;

●  consider a stockholder proposal regarding additional disclosure of political contributions, if properly presented at the Annual Meeting; and

●  transact any other business that may properly come before the Annual Meeting.

Record Date:	You can, and should, vote if you were a stockholder of record at the close of business on February 23, 2018.

March 8, 2018

By order of the Board of Directors,

Stephanie S. Greisch

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 17, 2018

This Proxy Statement, other proxy materials, our Annual Report on Form 10-K for the year ended December 31, 2017 and a link to the means to vote by Internet or telephone are available at http://materials.proxyvote.com/665859.

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PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Northern Trust Corporation (the “Corporation”) for use at the Corporation’s Annual Meeting of Stockholders to be held on Tuesday, April 17, 2018 (the “Annual Meeting”). On or about March 8, 2018, we began mailing or otherwise making available our proxy materials, including a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, to all stockholders entitled to vote at the Annual Meeting.

GENERAL INFORMATION

A Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), for some of our stockholders we are providing access to our proxy materials via the Internet. The rules permit us to send a Notice Regarding the Availability of Proxy Materials (the “Notice”) to stockholders of record and beneficial owners. All stockholders have the ability to access the proxy materials on the website referred to in the Notice, www.proxyvote.com, or to request a printed set of proxy materials on this site or by calling toll-free 1-800-579-1639. Complete instructions for accessing the proxy materials on the Internet or requesting a printed copy may be found in the Notice. In addition, stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail on the website above or when voting electronically. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who May Vote

Record holders of the Corporation’s common stock at the close of business on February 23, 2018 may vote at the Annual Meeting. On that date, the Corporation had 225,581,818 shares of common stock outstanding.

You are entitled to one vote for each share of common stock that you owned of record at the close of business on February 23, 2018. The proxy card or Notice, as applicable, indicates the number of shares you are entitled to vote at the Annual Meeting.

Voting Your Proxy

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly.

If you are a “stockholder of record” (that is, you hold your shares of the Corporation’s common stock in your own name), you may vote your shares by proxy using any of the following methods:

●	using the Internet site listed on the Notice or the proxy card;

●	calling the toll-free telephone number listed on the proxy card; or

●	completing, signing, dating and returning your proxy card.

The Internet and telephone voting procedures set forth on the Notice and the proxy card are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been properly recorded. If you vote by Internet or telephone, you should not return your proxy card.

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of the Corporation’s common stock through a broker, bank or other nominee), you will receive from the record holder, in the form of a Notice or otherwise, voting instructions (including instructions, if any, on how to vote by Internet or telephone) that you must follow in order to have your shares voted at the Annual Meeting. Under the rules of various national and regional securities exchanges, brokers, banks and other nominees that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on nonroutine matters unless they have received such voting instructions. While the ratification of the appointment of the Corporation’s independent registered public accounting firm is considered to be a routine matter, each of the other matters to be presented to the stockholders at the Annual Meeting described in this Proxy Statement is considered to be a nonroutine matter. Thus, if you fail to provide your specific voting instructions, your broker may only vote your shares on the ratification of the appointment of the Corporation’s independent registered public accounting firm. Consequently, it is important that you communicate your voting instructions by using any of the following methods so your vote can be counted:

●	using the Internet site listed on the voting instruction form;

●	calling the toll-free telephone number listed on the voting instruction form; or

●	completing, signing, dating and returning your voting instruction form.

If you own shares of common stock as a participant in The Northern Trust Company Thrift-Incentive Plan (“TIP”), or as a participant in any other employee benefit plan of the Corporation, your proxy card will cover the shares credited to each of your plan accounts. The completed proxy card (or vote by Internet or telephone) will serve as your voting instructions to the TIP trustee. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m., Eastern Time, on April 12, 2018.

Whether you vote by Internet, telephone or mail, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board:

Item 1	—	FOR the election of each nominee for director;

Item 2	—	FOR the approval, by an advisory vote, of the 2017 compensation of the Corporation’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC;

Item 3	—	FOR the ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

Item 4	—	AGAINST the stockholder proposal regarding additional disclosure of political contributions.

The proxy holders are authorized to vote as they shall determine in their sole discretion on any other business that may properly come before the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	sending a written notice of revocation to the Corporation’s Corporate Secretary;

●	submitting another signed proxy card with a later date;

●	voting by Internet or telephone at a later date; or

●	attending the Annual Meeting and voting in person.

If you hold your shares in the name of your broker, bank or other nominee and wish to revoke your proxy, you will need to contact that party to revoke your proxy.

Voting in Person

You may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, to be able to vote at the meeting you must obtain a proxy, executed in your favor, from the record holder of your shares, indicating that you were the beneficial owner of the shares at the close of business on February 23, 2018.

Householding Information

We are delivering only one Annual Report on Form 10-K and Proxy Statement (or, as applicable, the Notice) to stockholders of record who share the same address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive separate copies of proxy materials, please contact Broadridge at 1-866-540-7095 or Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same telephone number or mailing address and the materials will be delivered to you promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials or if you hold our stock in more than one account, and, in either case, you wish to receive only a single copy of such materials in the future, please contact Broadridge at the telephone number or mailing address above with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Quorum and Vote Required for Approval

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if a majority of the outstanding shares entitled to vote at the meeting is present in person or by proxy at the Annual Meeting. Abstentions and broker nonvotes, if any, will be counted as present for purposes of establishing a quorum. A “broker nonvote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. As noted above, brokers, banks and other nominees generally cannot vote your shares on any of the matters to be presented to stockholders at the Annual Meeting described in this Proxy Statement, other than the ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018, without your specific instructions. Please return your proxy card or voting instruction form, as applicable, or vote by Internet or telephone so your vote can be counted. An inspector of election appointed for the Annual Meeting will tabulate all votes cast in person or by proxy at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

The following table indicates the vote required for approval of each item to be presented to the stockholders at the Annual Meeting and the effect of abstentions and broker nonvotes.

Item	Required Vote	Effect of Abstentions and Broker Nonvotes
Item 1—Election of directors	Affirmative vote of a majority of the votes cast with respect to each nominee. See below for further detail.	● Abstentions with respect to a nominee will have no effect on the election of such nominee. ● Broker nonvotes will have no effect on the voting for this item.
Item 2—Advisory vote on executive compensation	Affirmative vote of a majority of the shares of common stock present and entitled to vote.	● Abstentions will have the effect of a vote AGAINST this item. ● Broker nonvotes will have no effect on the voting for this item.
Item 3—Ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the 2018 fiscal year	Affirmative vote of a majority of the shares of common stock present and entitled to vote.	● Abstentions will have the effect of a vote AGAINST this item. ● Brokers may vote uninstructed shares on this item.
Item 4—Stockholder proposal regarding additional disclosure of political contributions	Affirmative vote of a majority of the shares of common stock present and entitled to vote.	● Abstentions will have the effect of a vote AGAINST this item. ● Broker nonvotes will have no effect on the voting for this item.

Pursuant to the Corporation’s By-laws, a nominee for director in an uncontested election (such as this year’s election where the only nominees are those recommended by the Board) must receive the affirmative vote of a majority of the votes cast with respect to his or her election at a meeting of stockholders to be elected. In contested elections, the affirmative vote of a plurality of the votes cast will be required to elect a director. The Corporation’s Corporate Governance Guidelines require an incumbent director who fails to receive the affirmative vote of a majority of the votes cast with respect to his or her election in an uncontested election at a meeting of stockholders to submit his or her resignation following certification of the stockholder vote. Such resignation will first be considered by the members of the Corporate Governance Committee (other than the tendering director, if applicable), who will recommend to the Board whether to accept or reject the resignation after considering all factors deemed relevant by the Committee, including, without limitation, any stated reasons as to why stockholders did not support the director whose resignation has been tendered, the length of service and qualifications of such director, the director’s contributions to the Corporation and the Corporation’s Corporate Governance Guidelines. The Board (other than the tendering director) will then act to accept or reject the Committee’s recommendation no later than ninety days following the date of the stockholders’ meeting after considering the factors considered by the Committee and such additional information and factors as the Board believes to be relevant.

Solicitation of Proxies; Costs

The Corporation will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, the Corporation’s officers and other employees may, without being additionally compensated, solicit proxies personally and by mail, telephone or electronic communication. The Corporation will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation. In addition, the Corporation has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $12,500, plus reasonable out-of-pocket expenses.

ADMITTANCE TO THE ANNUAL MEETING

Stockholders at the close of business on the record date, February 23, 2018, or their duly appointed proxies, may attend our Annual Meeting at our corporate headquarters on April 17, 2018 at 10:30 a.m., Central Time. Registration will begin at 9:30 a.m. Our corporate headquarters are located at 50 South La Salle Street (northwest corner of La Salle Street and Monroe Street) in Chicago, Illinois.

In order to be admitted to the meeting, you must bring documentation showing that you owned the Corporation’s common stock at the close of business on the record date, February 23, 2018. Acceptable documentation includes an admission ticket, a Notice Regarding the Availability of Proxy Materials or any other proof of ownership of the Corporation’s common stock at the close of business on February 23, 2018. A brokerage statement or letter from a bank or broker reflecting your holdings at the close of business on February 23, 2018 is an example of such other proof of ownership. Your admission ticket is located on the top portion of the rear side of your proxy card or on the left side of your voting instruction form if your shares are held by a broker, bank or other nominee in street name. You will be asked to present valid picture identification, such as a driver’s license or passport. For safety and security reasons, cameras and recording devices will not be permitted in the meeting.

ITEM 1—ELECTION OF DIRECTORS

Stockholders will be asked to elect thirteen directors at the Annual Meeting. Each of the thirteen nominees is currently serving as a director of the Corporation and its principal subsidiary, The Northern Trust Company (the “Bank”).

Each of the thirteen director nominees has consented to serve as a director if elected at the Annual Meeting. Each nominee elected as a director will serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. If any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting.

As discussed further under “Corporate Governance—Director Nominations and Qualifications,” in evaluating director nominees, the Corporate Governance Committee considers a variety of factors, including relevant business and industry experience; professional background; age; current employment; community service; other board service; and ethnic and gender diversity. Accordingly, the thirteen director nominees possess a wide variety of experience, qualifications and skills, which equip the Board with the collective expertise to perform its oversight function effectively. Each of the candidates also has a reputation for, and long record of, integrity and good business judgment; has experience in leadership positions with a high degree of responsibility; is free from conflicts of interest that could interfere with his or her duties to the Corporation and its stockholders; and is willing and able to make the necessary commitment of time and attention required for effective Board service.

A summary of certain key experience, qualifications and skills represented by the nominees for election to the Board at the Annual Meeting, collectively, is set forth below.

Key Experience, Qualifications and Skills

● Corporate governance and social responsibility	● Marketing

● Finance and accounting	● Operations

● Financial services	● Public company board experience

● Global experience	● Risk management

● Leadership of large, complex, highly regulated organizations ● Management development and succession	● Strategic thinking ● Technology

Further information with respect to the nominees is set forth on the following pages.

The Board unanimously recommends that you vote FOR the election of each nominee.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

The following information about the nominees for election to the Board at the Annual Meeting is as of the date of this Proxy Statement, unless otherwise indicated.

LINDA WALKER BYNOE, Director since 2006, Age 65

President and Chief Executive Officer, Telemat Ltd. (project management and consulting firm) since 1995.

Ms. Bynoe is a director of Anixter International Inc. and Prudential Retail Mutual Funds and a trustee of Equity Residential. She is a former director of Simon Property Group, Inc.

The Board concluded that Ms. Bynoe should serve as a director based on her diverse consulting and investment experience, her expertise in public accounting, corporate governance, managing a private equity investment portfolio and strategy development and her experience as a director of financial services and other complex global corporations.

SUSAN CROWN, Director since 1997, Age 59

Chairman and Chief Executive Officer, Owl Creek Partners, LLC (private equity firm) since 2010, and Chairman and Founder, Susan Crown Exchange Inc. (social investment organization) since 2009. Ms. Crown previously served as Vice President of Henry Crown and Company (company with diversified investments) from 1984 to 2015.

Ms. Crown is a director of Illinois Tool Works Inc. Ms. Crown also serves as Vice Chair of the Board of Trustees of Rush University Medical Center in Chicago and as a director of CARE USA. Ms. Crown previously served two terms as a Fellow of Yale Corporation.

The Board concluded that Ms. Crown should serve as a director based on her business experience, her leadership and risk oversight experience as a director of Illinois Tool Works Inc. and her extensive experience with civic and nonprofit organizations. The Board also considered the valuable perspective on governance and corporate responsibility matters that Ms. Crown brings through her current and former board service at various large organizations, both commercial and nonprofit.

DEAN M. HARRISON, Director since 2015, Age 63

President and Chief Executive Officer, Northwestern Memorial HealthCare (the primary teaching affiliate of Northwestern University Feinberg School of Medicine and parent corporation of Northwestern Memorial Hospital) since 2006. Mr. Harrison served as President of Northwestern Memorial Hospital from 1999 to 2006.

The Board concluded that Mr. Harrison should serve as a director based on his extensive experience leading a large, complex organization in a highly regulated industry.

JAY L. HENDERSON, Director since 2016, Age 62

Retired Vice Chairman, Client Service, PricewaterhouseCoopers LLP (professional services firm). Mr. Henderson served as Vice Chairman, Client Service for PricewaterhouseCoopers LLP from 2007 to June 2016, and as Managing Partner of the Greater Chicago Market of PricewaterhouseCoopers LLP from 2003 to 2013. Mr. Henderson previously held various other positions at PricewaterhouseCoopers LLP and its predecessor since 1977.

Mr. Henderson is a director of Illinois Tool Works Inc. and The J. M. Smucker Company.

The Board concluded that Mr. Henderson should serve as a director based on his extensive experience working with complex global organizations across multiple markets and industry sectors, as well as his leadership experience in various roles at PricewaterhouseCoopers LLP.

MICHAEL G. O’GRADY, Director since 2017, Age 52

Chief Executive Officer of the Corporation and the Bank since January 1, 2018 and President of the Corporation and the Bank since January 1, 2017. Previously, Mr. O’Grady served as President of Northern Trust’s Corporate & Institutional Services business from 2014 to 2016 and as Chief Financial Officer of the Corporation and the Bank from 2011 to 2014. Before joining Northern Trust in 2011, Mr. O’Grady served as a Managing Director in Bank of America Merrill Lynch’s Investment Banking Group.

The Board concluded that Mr. O’Grady should serve as a director based on his experience and ongoing responsibilities with respect to the Corporation’s businesses.

JOSE LUIS PRADO, Director since 2012, Age 63

Chairman and Chief Executive Officer, Evans Food Group, Ltd. (global food company) since April 2016. Mr. Prado served as President of Quaker Oats North America, a division of PepsiCo, Inc. from 2011 to 2014 and as President and Chief Executive Officer of Grupo Gamesa-Quaker, PepsiCo International, Monterrey, Mexico, from 2002 to 2010. Mr. Prado previously held various other positions at PepsiCo since 1984.

Mr. Prado is a director of Brinker International, Inc.

The Board concluded that Mr. Prado should serve as a director based on his management, marketing and risk oversight experience at a complex global corporation and his substantial international experience.

THOMAS E. RICHARDS, Director since 2015, Age 63

Chairman, President and Chief Executive Officer, CDW Corporation (provider of integrated information technology solutions in the United States, Canada and the United Kingdom). Mr. Richards has served as CDW Corporation’s President since 2009, its Chief Executive Officer since 2011 and its Chairman since 2013. Prior to serving as Chief Executive Officer, Mr. Richards served as CDW Corporation’s Chief Operating Officer from 2009 to 2011.

Mr. Richards is a director of CDW Corporation.

The Board concluded that Mr. Richards should serve as a director based on his experience leading a large, complex organization and his experience in the information technology industry.

JOHN W. ROWE, Director since 2002, Lead Director since April 2010, Age 72

Chairman Emeritus, Exelon Corporation (producer and wholesale marketer of energy) since 2012. Mr. Rowe served as Chairman and Chief Executive Officer of Exelon Corporation from 2002 to 2012.

Mr. Rowe is a director of Allstate Corporation and the non-executive Chairman of SunCoke Energy, Inc. Mr. Rowe is a former director of American DG Energy Inc.

Although Mr. Rowe has reached the retirement age for directors contemplated by the Corporation’s Corporate Governance Guidelines, the Board has concluded that it is in the best interests of the Corporation and its stockholders for Mr. Rowe to continue to serve as a director of the Corporation. In making this determination, the Board considered Mr. Rowe’s management, regulatory, government relations and risk oversight experience as Chief Executive Officer at Exelon Corporation (and, prior to that, at New England Electric System and Central Maine Power Company) and his experience as a director of other complex corporations. The Board also considered Mr. Rowe’s experience as the Corporation’s Lead Director since April 2010 and the value to the Corporation and its stockholders of Mr. Rowe’s continued service in such role during the Corporation’s current leadership transition.

MARTIN P. SLARK, Director since 2011, Age 63

Chief Executive Officer, Molex LLC (manufacturer of electronic, electrical and fiber optic interconnection products and systems) since 2005. Previously, Mr. Slark served as President and Chief Operating Officer of Molex from 2001 to 2005.

Mr. Slark is a director of Hub Group, Inc., Koch Industries, Inc. and Liberty Mutual Insurance Company.

The Board concluded that Mr. Slark should serve as a director based on his experience leading a complex global corporation and his risk oversight experience as Chief Executive Officer of Molex LLC and as a director of other complex global corporations.

DAVID H. B. SMITH, JR., Director since 2010, Age 51

Executive Vice President, Policy & Legal Affairs and General Counsel, Mutual Fund Directors Forum (nonprofit membership organization for investment company directors) since 2005. Previously, Mr. Smith held several positions at the U.S. Securities and Exchange Commission from 1996 to 2005, including Associate Director in the Division of Investment Management.

Mr. Smith is a director of Illinois Tool Works Inc.

The Board concluded that Mr. Smith should serve as a director based on his regulatory and leadership experience in the finance industry gained from his roles at the U.S. Securities and Exchange Commission and the Mutual Fund Directors Forum. The Board also considered that Mr. Smith’s interest as a beneficiary of a trust that holds a significant amount of the Corporation’s common stock further aligns his interests with the interests of the Corporation’s stockholders.

DONALD THOMPSON, Director since 2015, Age 54

Founder and Chief Executive Officer, Cleveland Avenue, LLC (food and beverage incubator and accelerator) since 2015 and Retired President and Chief Executive Officer, McDonald’s Corporation (global foodservice retailer). Mr. Thompson served as President and Chief Executive Officer of McDonald’s Corporation from 2012 until 2015, as President and Chief Operating Officer of McDonald’s Corporation from 2010 to 2012, and as President of McDonald’s USA from 2006 to 2010.

Mr. Thompson is a director of Royal Caribbean Cruises Ltd. Mr. Thompson served as director of McDonald’s Corporation from 2011 to 2015 and of Exelon Corporation from 2007 to 2013.

The Board concluded that Mr. Thompson should serve as a director based on his management and board experience at other complex global corporations.

CHARLES A. TRIBBETT III, Director since 2005, Age 62

Managing Director, Russell Reynolds Associates (global executive recruiting firm) since 1989, Chairman of the firm’s Leadership Assessment and Promotions Board since 2006, and Co-Leader of the firm’s Board and CEO Advisory Group since 1995.

The Board concluded that Mr. Tribbett should serve as a director based on his global leadership consulting experience evaluating and identifying senior management professionals and his leadership experience as a Managing Director of Russell Reynolds Associates.

FREDERICK H. WADDELL, Director since 2006, Age 64

Chairman of the Board of the Corporation and the Bank since 2009. Mr. Waddell served as Chief Executive Officer of the Corporation and the Bank from 2008 to 2017; as President of the Corporation and the Bank from 2006 to 2011 and from October to December 2016; as Chief Operating Officer of the Corporation and the Bank from 2006 to 2008; and as Executive Vice President of the Bank from 1997 to 2006 and of the Corporation from 2003 to 2006.

Mr. Waddell is a director of AbbVie, Inc. and International Business Machines Corporation.

Mr. Waddell joined Northern Trust in 1975 and has held leadership positions in a variety of the Corporation’s businesses. The Board concluded that Mr. Waddell should serve as a director based on his extensive experience with respect to the Corporation’s businesses.

BOARD AND BOARD COMMITTEE INFORMATION

Our Board currently consists of thirteen members. The Board has determined that each of the following eleven current directors is independent in accordance with our independence standards, which conform with SEC rules and the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”): Linda Walker Bynoe, Susan Crown, Dean M. Harrison, Jay L. Henderson, Jose Luis Prado, Thomas E. Richards, John W. Rowe, Martin P. Slark, David H. B. Smith, Jr., Donald Thompson and Charles A. Tribbett III.

During 2017, the Corporation’s Board held ten meetings. All persons who were directors during 2017 attended at least 75% of the total meetings of the Board and the committees on which they served occurring during the period in which they served. Our Corporate Governance Guidelines state that all directors are expected to attend each Annual Meeting of Stockholders. In accordance with this expectation, all of the directors then serving attended the 2017 Annual Meeting of Stockholders held on April 25, 2017.

Board Committees

The standing committees of the Board are the Audit Committee, the Business Risk Committee, the Capital Governance Committee, the Compensation and Benefits Committee, the Corporate Governance Committee and the Executive Committee. With the exception of the Executive Committee, all standing committees are composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately oversee the Chief Executive Officer (“CEO”) and other members of senior management. Each standing committee is governed by a written charter. These charters detail the duties and responsibilities of each committee and are available on the Corporation’s website at www.northerntrust.com.

Pursuant to its charter, the Corporate Governance Committee periodically reviews and makes recommendations to the Board with respect to the Board’s committee structure. Following such a review, on April 25, 2017, the Board dissolved the Corporate Social Responsibility Committee and the Corporate Governance Committee assumed the Corporate Social Responsibility Committee’s responsibilities with respect to oversight of corporate citizenship and social responsibility matters of significance to the Corporation and its subsidiaries.

Additional information regarding the roles, responsibilities and composition of the Board’s standing committees is set forth below.

Committee Composition

A summary of the composition of each of the Board’s current standing committees is set forth below.

Director	Audit	Business Risk	Capital Governance	Compensation and Benefits	Corporate Governance	Executive
Bynoe				✓	C	✓
Crown		✓			✓
Harrison	✓	✓
Henderson		✓	✓
O’Grady						✓
Prado		✓			✓
Richards		✓		✓
Rowe			✓	✓	✓	✓
Slark	✓	C		✓		✓
Smith	C		✓			✓
Thompson	✓		C			✓
Tribbett				C	✓	✓
Waddell						C

C - Chair    ✓ - Member

Audit Committee

The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Corporation and its subsidiaries and the audits of the consolidated financial statements of such entities, as well as to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the organization’s accounting, auditing, financial reporting, internal financial control and legal compliance functions, including, without limitation: (i) assisting the Board’s oversight of (a) the integrity of the organization’s consolidated annual and quarterly financial statements and earnings releases, (b) the organization’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Corporation’s public accountants and (d) the performance of the organization’s internal audit function and the Corporation’s public accountants; and (ii) preparing the report required to be prepared by the Committee pursuant to SEC rules for inclusion each year in the Corporation’s proxy statement relating to its Annual Meeting of Stockholders.

The Board has determined that all members of the Audit Committee are independent under SEC rules and NASDAQ listing standards. The Board also has determined that all Audit Committee members have the financial experience and knowledge required for service on the Committee, and that each member satisfies the definition of “audit committee financial expert” under SEC rules. The Audit Committee met five times in 2017.

Business Risk Committee

The Business Risk Committee is responsible for the risk management policies of the Corporation’s global operations and oversight of the operation of the Corporation’s global risk management framework. In furtherance of this function, the Business Risk Committee assists the Board in discharging its oversight duties with respect to: (i) the risks inherent in the businesses of the Corporation and its subsidiaries in the following categories: credit risk, market and liquidity risk, fiduciary risk, operational risk, compliance risk and strategic risk; and (ii) the process by which risk-based capital requirements are determined.

The Board has determined that all members of the Business Risk Committee are independent under SEC rules and NASDAQ listing standards. The Business Risk Committee met five times in 2017.

Capital Governance Committee

The purpose of the Capital Governance Committee is to assist the Board in discharging its oversight duties with respect to capital management and planning activities of the Corporation and its subsidiaries. Among other matters, the Capital Governance Committee performs the following functions: (i) oversees the capital adequacy assessments, forecasting, and stress-testing processes and activities of the Corporation and its subsidiaries, including with respect to the annual Comprehensive Capital Analysis and Review (“CCAR”) exercise, and in conjunction with such oversight (a) challenges management, as appropriate, on various elements of such processes and activities, (b) considers the alignment of such processes and activities with the strategies, risk appetites, and risk levels of the Corporation and the Bank, including how risks at the Corporation and the Bank may emerge and evolve under stress, and (c) reviews and approves the mid-cycle stress test results of the Corporation and the Bank; (ii) reviews and recommends to the Board for approval the Corporation’s annual capital plan, including proposed capital actions, and reviews and challenges management, as appropriate, with respect to the assumptions, limitations and weaknesses related to the Corporation’s annual capital plan, including regarding risk identification and estimation approaches; (iii) receives reports on the Corporation’s material risks and exposures to inform decisions on capital adequacy and actions, including capital distributions; (iv) unless reviewed and approved by the Board, reviews and approves capital policies for the Corporation and the Bank, including the Corporation’s and the Bank’s capital management goals and targets; (v) receives reports on the Corporation’s capital adequacy assessment process; (vi) reviews and discusses with management the Corporation’s and the Bank’s regulatory capital ratios and capital levels; and (vii) reviews and recommends to the Board for approval (a) dividend declarations with respect to the Corporation’s common and preferred stock and (b) issuances or repurchases of debt or equity securities.

The Board has determined that all members of the Capital Governance Committee are independent under SEC rules and NASDAQ listing standards. The Capital Governance Committee met nine times in 2017.

Compensation and Benefits Committee

The purpose of the Compensation and Benefits Committee is to assist the Board in discharging its duties and responsibilities relating to: (i) the compensation of the directors and executive officers of the Corporation and its subsidiaries; and (ii) the employee benefit and equity-based plans of the organization. The Committee also assists the Board with management development and succession planning, including with respect to the position of CEO, and prepares the report required to be prepared by the Committee pursuant to SEC rules for inclusion in the Corporation’s proxy statement relating to its Annual Meeting of Stockholders.

The Board has determined that all members of the Compensation and Benefits Committee are independent under SEC rules and NASDAQ listing standards. The Compensation and Benefits Committee met four times in 2017.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to: (i) identify and recommend to the Board candidates for nomination or appointment as directors; (ii) review the Board’s committee structure and recommend appointments to committees; (iii) provide leadership in shaping the corporate governance of the Corporation, including through the development and recommendation to the Board of Corporate Governance Guidelines applicable to the Corporation; (iv) advise the Board on the appointment of a successor in the event of the unanticipated death, disability or resignation of the Corporation’s CEO, after consultation with the Chairman of the Corporation’s Compensation and Benefits Committee; (v) oversee the procedures relating to stockholder communications with the Board and review any proposals submitted by stockholders; and (vi) oversee the annual evaluation of the Board and its committees. Effective upon the dissolution of the Corporate Social Responsibility Committee on April 25, 2017, the Corporate Governance Committee assumed such committee’s responsibilities with respect to receiving and reviewing reports on each of the following as they pertain to the Corporation and its subsidiaries: (a) political, lobbying and other public advocacy activities, including significant trade association memberships; (b) sustainability initiatives and other social responsibility matters of significance, including strategic philanthropy, charitable contributions and environmental, social and governance issues; (c) diversity and inclusion initiatives; (d) human rights matters; and (e) compliance with the Community Reinvestment Act and Fair Lending laws.

The Board has determined that all members of the Corporate Governance Committee are independent under SEC rules and NASDAQ listing standards. The Corporate Governance Committee met four times in 2017.

Executive Committee

The Board appoints an Executive Committee so that there will be a committee of the Board empowered to act for the Board, to the full extent permitted by law, between meetings of the Board if necessary and appropriate. The Executive Committee is composed of the Chairman of the Board, the CEO, the Lead Director and the Chair of each of the other standing committees of the Board. The Executive Committee did not meet in 2017.

CORPORATE GOVERNANCE

Key Governance Practices

We believe that the high standards set by our governance structure provide the foundation for the strength of our business. An overview of certain key governance practices reflective of our strong governance profile is set forth below.

What We Do			What We Don’t Do

✓	Majority Independent Directors	×	No Plurality Voting in Uncontested Director Elections

✓	Engaged Lead Director	×	No Staggered Board

✓	Frequent Executive Sessions for Independent Directors	×	No Poison Pill

✓	Annual Strategic Planning Meeting with Board and Executive Officers	×	No Supermajority Voting Requirements

✓	Regular Rotations of Committee Chairs	×	No Overboarding of Directors

✓	Regular Reviews of Governance Documents

✓	Annual Board and Committee Self-Evaluations

✓	Proxy Access Rights

Director Independence

To be considered independent, the Board must affirmatively determine that a director has no relationship with the Corporation which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Corporation’s Corporate Governance Guidelines require that a majority of the directors serving on the Board meet the criteria for “independence” under NASDAQ listing standards.

To assist the Board in making its independence determinations, the Board has adopted categorical standards. Under these standards, the following persons shall not be considered “independent”:

●

a director who is or was an employee or executive officer of the Corporation, or whose Family Member (as defined below) is or was an executive officer of the Corporation, at any time during the past three years;

●

a director who receives or has received, or whose Family Member receives or has received, compensation from the Corporation in excess of $120,000 during any period of twelve consecutive months within the past three years, other than director and committee fees, benefits under a tax-qualified retirement plan or other forms of nondiscretionary compensation; provided, however, that compensation received by a Family Member of a director for service as an employee (other than as an executive officer) of the Corporation need not be considered in determining independence;

●

a director who is, or whose Family Member is, a current partner of the Corporation’s outside auditor, or who was a partner or employee of the Company’s outside auditor who worked on the Corporation’s audit at any time during any of the past three years;

●

a director of the Corporation who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

●

a director who is, or whose Family Member is, a partner in, a controlling stockholder of, or an executive officer of, any organization to which the Corporation made, or from which the Corporation received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenue for that year, other than payments arising solely from investments in the Corporation’s securities or payments under nondiscretionary charitable contribution matching programs.

“Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

The Board has determined that each director serving during 2017 was, and each current director (other than Messrs. Waddell and O’Grady, each of whom is an executive officer of the corporation) is, independent of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines and categorical standards.

In addition to the categorical standards, the Board also considers any transaction, relationship, or arrangement between the Corporation and a director that constitutes a related person transaction under the Corporation’s Related Person Transactions Policy, descriptions of which are provided under “Related Person Transactions Policy” below. In each case, the Board determined that these relationships did not affect any director’s ability to exercise independent judgment in carrying out his or her responsibilities as a director.

Related Person Transactions Policy

The Board, through its Audit Committee, has adopted a written Related Person Transactions Policy to govern the review, approval, and ratification of transactions to which the Corporation or its subsidiaries are party and in which any related persons have a direct or indirect material interest. “Related persons” means the Corporation’s directors, nominees for director, executive officers, greater than five percent beneficial owners, members of their immediate family and any person (other than a tenant or employee) sharing their household.

The Related Person Transactions Policy provides that the Corporation may undertake certain pre-approved related person transactions in the ordinary course of business without specific review, approval or ratification, including the following pre-approved transactions:

●

an extension of credit by the Corporation or any of its subsidiaries to a related person that is made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and does not involve more than the normal risk of collectability or present other unfavorable features;

●

certain other ordinary course transactions in which the Corporation or its subsidiaries provide products or services to related persons on terms no less favorable to the Corporation and its subsidiaries as those prevailing at the time for comparable products or services to nonrelated persons;

●	a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

●

a transaction where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

●

a transaction with another company to which a related person’s only relationship is as an employee, a director, a beneficial owner of less than 10% of the company’s outstanding common equity (when aggregated with all other directors, executive officers or nominees for election as a director of the Corporation), or, in the case of partnerships, a limited partner with less than 10% interest in the partnership (when aggregated with all other directors, executive officers or nominees for election as a director of the Corporation) and who is not a general partner of, or holder of another position with, that partnership, provided in each case the aggregate amount of the transaction does not exceed the greater of $200,000 or 5% of the other company’s annual revenue;

●

contributions or grants, or pledges of contributions or grants, by the Corporation, any of its subsidiaries, or The Northern Trust Company Charitable Trust to a charitable, nonprofit, or educational organization for which a related person serves as an executive officer, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of the organization’s total annual receipts;

●	transactions where the related person’s interest arises solely from the ownership of the Corporation’s common stock and all stockholders receive the same benefit on a pro rata basis;

●

compensation paid to executive officers of the Corporation that is required to be reported in the Corporation’s proxy statement under Item 402 of Regulation S-K, or to executive officers that are not immediate family members of another related person and such compensation would be reported in the Corporation’s proxy statement under Item 402 of Regulation S-K if such executive officers were named executive officers, and the Corporation’s Compensation and Benefits Committee approved such compensation (or recommended it for approval by the Board); and

●	compensation paid to directors of the Corporation that is required to be reported in the Corporation’s proxy statement under Item 402 of Regulation S-K.

Any other related person transaction involving amounts in excess of $120,000 must be approved or ratified by the Audit Committee or the Audit Committee Chair. In considering related person transactions, the Audit Committee or the Audit Committee Chair will consider all relevant facts and circumstances and approve only those related person transactions that are in, or otherwise not inconsistent with, the best interests of the Corporation and its subsidiaries.

During 2017, certain related persons were clients of, and/or otherwise engaged in the types of transactions identified in the bullet points above with, the Corporation or one or more of its subsidiaries. The Corporation or its subsidiaries provided financial services to each of its directors, or persons related to such directors, except for Mr. Tribbett, in the ordinary course of business. Services provided included trust and related services, brokerage services, investment management, asset servicing, asset management, credit services and other banking services. These transactions were undertaken in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral for loan transactions) as those prevailing at the time for comparable transactions with other persons not related to the Corporation or any affiliated entities involved in the transactions. None of these transactions involved more than the normal risk of collectability or presented other unfavorable features, and any extensions of credit to directors and executive officers of the Corporation were permitted under the provisions of Section 13(k) of the Securities Exchange Act of 1934 (the “Exchange Act”). None of these transactions or any transactions in which the Corporation or any of its subsidiaries sold or purchased products and services to or from any of the Corporation’s directors, or persons or entities affiliated with its directors, were material to the Corporation or any affiliated entities involved in the transactions, and all such transactions were undertaken upon such other terms and conditions as permitted to qualify for pre-approval under the Related Person Transactions Policy. In addition to the foregoing, Kathleen Finley, Mr. Henderson’s daughter, has been employed by the Bank since 2005, currently serving as Vice President on the Client and Partner Experience team of the Bank. In such role, Ms. Finley earned compensation in excess of $120,000 in 2017, and received retirement, health and wellness benefits, all on comparable terms as those provided for other employees of the Bank. Pursuant to the Related Person Transactions Policy, our Audit Committee considers and approves Ms. Finley’s employment on an annual basis. None of the foregoing transactions require disclosure pursuant to Item 404(a) of Regulation S-K of the Exchange Act, except with respect to the compensation earned by Ms. Finley.

Executive Sessions

The independent directors of the Corporation met in executive sessions separate from management seven times during 2017. The Lead Director or, in his absence, another independent director designated by the Lead Director, presides at executive sessions of the independent directors. The standing committees of the Board also regularly held executive sessions during 2017. These sessions were led by the respective independent committee Chairs.

Board Leadership Structure

In October 2017, the Corporation announced that Mr. Waddell would step down from the position of CEO and that the Board had elected Mr. O’Grady to succeed Mr. Waddell in such capacity, each effective as of January 1, 2018. In connection with this transition, the Board determined that it would be in the best interests of the Corporation and its stockholders for Mr. Waddell to continue to serve as Chairman of the Board to allow for continuity of Board leadership and strategic oversight and facilitate a smooth transition of the CEO role. The Board also determined that, although Mr. Rowe has reached the retirement age for directors contemplated by the Corporation’s Corporate Governance Guidelines, it would be in the best interests of the Corporation and its stockholders for Mr. Rowe to remain on the Board and continue to serve as the Corporation’s Lead Director, a role he has held since April 2010, during this period of transition. The Board believes that Messrs. Waddell, Rowe and O’Grady in their respective roles as Chairman, Lead Director and CEO will work closely together to provide effective leadership for the Corporation and its stockholders during this period of transition.

In conjunction with the decision for Mr. Waddell to continue to serve as Chairman, the Board reviewed and assessed the respective roles and responsibilities of the Chairman and the Lead Director. The responsibilities of the Chairman include:

●	leading the Board in fulfilling its duties and collaborating with the Lead Director, CEO and committee Chairs to facilitate the efficient and effective functioning of the Board;

●	in consultation with the Lead Director and the CEO, approving Board meeting schedules and agendas and overseeing the information provided to the Board;

●	presiding at all meetings of stockholders, the Board and the Executive Committee;

●	calling, at any time deemed necessary or advisable by the Chairman, a special meeting of stockholders, the Board or the Executive Committee;

●	being available for consultation with the CEO on various matters, including the Corporation’s strategic direction and initiatives;

●	acting as an authorized spokesperson for the Corporation with respect to the investment and financial community;

●	being available for consultation and direct communication with clients and major stockholders; and

●	participating with the Corporate Governance Committee, CEO and Lead Director in the recruitment of qualified director candidates.

The responsibilities of the Lead Director include:

●

in consultation with the Chairman and the CEO, approving Board meeting schedules and agendas to ensure that there is sufficient time for discussion of all Board agenda items and overseeing the information provided to the Board;

●	calling at any time deemed necessary or advisable by the Lead Director a special meeting of the Board or a special executive session of the independent directors;

●	adding items to the agenda of any regular or special meeting of the Board deemed necessary or advisable by the Lead Director;

●	presiding at all meetings of the Board at which the Chairman is not present;

●	presiding at all regular and any special executive sessions of the independent directors;

●	serving as a liaison between the independent directors, the Chairman and the CEO;

●	conducting, by means of an interview with each director, including the Chairman, the Board’s annual self-evaluation of its performance and then providing a summary report to the Board; and

●	being available for consultation and direct communication with major stockholders.

Taking into account the roles and responsibilities described above, the Board has determined that Mr. Rowe continuing to serve as Lead Director provides significant independent leadership of the Board and is most appropriate for the Corporation at this time. The Corporation has a strong independent Board, with all directors except for Messrs. Waddell and O’Grady having been determined to be independent under NASDAQ listing standards. Further, as noted above, all standing committees of the Board except for the Executive Committee are composed solely of independent directors. The significant and meaningful responsibilities of the Corporation’s independent directors, together with those of the Chairman and Lead Director, foster good governance practices and provide for substantial independent oversight of critical matters related to the Corporation. Accordingly, the Board believes that its current Board leadership structure is most appropriate at this time and best serves the interests of the Corporation and its stockholders. While the Board has determined that separating the roles of Chairman and CEO is most appropriate at this time, the Board retains the flexibility to combine the roles in the future. The Board recognizes its responsibility for the establishment and maintenance of the most effective leadership structure for the Corporation, taking into account all relevant facts and circumstances, including the best interests of the Corporation and its stockholders. Pursuant to the Corporation’s Corporate Governance Guidelines, the Board has agreed that it will appoint a Lead Director whenever the position of Chairman is not held by an independent director.

Risk Oversight

The Board provides oversight of risk management directly as well as through its Audit, Business Risk, Capital Governance and Compensation and Benefits Committees. The Board approves the Corporation’s enterprise risk management framework and Corporate Risk Appetite Statement. The Corporate Risk Appetite Statement reflects the expectation that risk be consciously considered as part of the Corporation’s strategic decisions and in its day-to-day activities. The Corporation actively monitors employees using programs, policies, and other tools that are designed to ensure that they work within established risk frameworks and limits. The Business Risk Committee assumes primary responsibility and oversight with respect to credit risk, market and liquidity risk, fiduciary risk, operational risk, compliance risk and strategic risk. The Audit Committee provides oversight with respect to financial reporting and legal risk, while the Compensation and Benefits Committee oversees the development and operation of the incentive compensation program of the Corporation and its subsidiaries. The Compensation and Benefits Committee annually reviews management’s assessment of the effectiveness of the design and performance of the incentive compensation arrangements and practices in providing incentives that are consistent with the safety and soundness of the Corporation and its subsidiaries. This assessment includes an evaluation of whether these incentive compensation arrangements and practices discourage inappropriate risk-taking behavior by participants. Pursuant to its charter, the Compensation and Benefits Committee is required to have at least one member who is a member of the Business Risk Committee and at least one member who is a member of the Audit Committee. Among other responsibilities, the Capital Governance Committee oversees the capital adequacy assessments, forecasting, and stress testing processes and activities of the Corporation and its subsidiaries, including the annual CCAR exercise, and challenges management, as appropriate, on various elements of such processes and activities. Accordingly, the Capital Governance Committee provides oversight with respect to the linkage of the Corporation’s material risks to the capital adequacy assessment process. The charters for the Audit, Business Risk, Capital Governance and Compensation and Benefits Committees provide that the Committees may meet with the individuals who supervise day-to-day risk management responsibilities of the Corporation and other members of management, consultants or advisors, as each committee deems appropriate.

For a further description of the risk management policies and practices of the Corporation’s management, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

Corporate Governance Guidelines

The Corporation has had Corporate Governance Guidelines in place since 2000. The Corporate Governance Committee reviews and reassesses the adequacy of the Corporate Governance Guidelines at least annually and recommends any changes to the Board for approval. The Corporation’s Corporate Governance Guidelines embody many of the Corporation’s long-standing practices and incorporate policies and procedures that strengthen its commitment to corporate governance best practices. A copy of the Corporate Governance Guidelines is available on the Corporation’s website at www.northerntrust.com.

Code of Business Conduct and Ethics

The Board of the Corporation has adopted a Code of Business Conduct and Ethics to:

●	promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

●	promote full, fair, accurate, timely and understandable public disclosure about the Corporation;

●	promote compliance with applicable laws and governmental rules, codes and regulations wherever the Corporation does business;

●	ensure the protection of the Corporation’s legitimate business interests; and

●	deter wrongdoing.

The Code of Business Conduct and Ethics satisfies applicable SEC and NASDAQ requirements and applies to all directors, officers (including the Corporation’s principal executive officer, principal financial officer and principal accounting officer) and employees of the Corporation and its subsidiaries. The Corporation intends to disclose any amendments to, or waivers from, the Code of Business Conduct and Ethics for directors and executive officers by posting such information on its website. A copy of the Code of Business Conduct and Ethics is available on the Corporation’s website at www.northerntrust.com.

Management Development and Succession Planning

The Board is responsible for succession planning for the position of CEO. The Board, led by the Compensation and Benefits Committee, annually conducts a formal management development and succession planning review with respect to the position of the CEO and other senior officers. This review focuses on CEO succession planning, as well as developing internal candidates for advancement within the Corporation. The Compensation and Benefits Committee makes recommendations to the Board concerning management development and succession planning, which recommendations reflect the Board’s annual management development and succession planning review, as well as Committee discussions with and without the CEO. The Corporate Governance Committee discusses succession planning in the event of the unexpected death, incapacity, or resignation of the CEO and recommends to the Board, after consultation with the Chairman of the Compensation and Benefits Committee, an appropriate successor under such circumstances.

Director Nominations and Qualifications

The Corporate Governance Committee is responsible for considering, evaluating, and recommending candidates for director. The Committee will consider persons nominated by stockholders in accordance with the nomination procedures specified in the Corporation’s By-laws and described further under “Stockholder Proposals for 2019 Annual Meeting” on page 83. Stockholders also may recommend candidates for director by following the procedures for communicating with directors described below under “Communications with the Board and Independent Directors.”

In its evaluation of director candidates, including persons recommended by stockholders, the Corporate Governance Committee considers the factors specified in the Corporation’s Corporate Governance Guidelines to ensure the Board has a diversity of perspectives and backgrounds, including the nature of the expertise and experience required for the performance of the duties of a director of a corporation engaged in the Corporation’s business and such matters as relevant business and industry experience, professional background, age, current employment, community service and other board service. The Committee also considers the ethnic and gender diversity of the Board in assessing candidates. The Committee seeks to identify as candidates for director persons with a reputation for, and record of, integrity and good business judgment who: (i) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; (ii) are free from conflicts of interest that could interfere with a director’s duties to the Corporation and its stockholders; and (iii) are willing and able to make the necessary commitment of time and attention required for effective Board service. The Committee also takes into account a candidate’s level of financial literacy, and monitors the mix of skills and experience of the directors in order to ensure the Board has the necessary collective expertise to perform its oversight function effectively. Following its evaluation process, the Committee recommends director nominees to the full Board, and the Board makes the final determination of director nominees based on its consideration of the Committee’s recommendation.

In late 2017, the Corporation amended and restated its By-laws to incorporate a proxy access right allowing eligible stockholders to include, along with the candidates nominated by the Board, their own nominees for election to the Board in the Corporation’s proxy materials. The proxy access right permits any stockholder, or group of up to 20 stockholders, who has maintained continuous qualifying ownership of 3% or more of the Corporation’s outstanding common stock for at least the previous three years and owns such common stock through the date of the applicable annual meeting, to include in the Corporation’s proxy materials such stockholder’s director nominees constituting up to the greater of two individuals or 20% of the total number of directors, provided that such stockholder and its nominees satisfy the requirements specified in the Corporation’s By-laws.

Stockholder Engagement

The Corporation recognizes the importance of engaging with stockholders and other key constituents. Open and constructive dialogue with stockholders helps further their understanding of our performance and strategies and allows us to receive direct feedback on issues relating to the Corporation. Accordingly, it is the Corporation’s long-standing practice to engage proactively and routinely with stockholders throughout the year. This practice continued in 2017, with our CEO and/or CFO engaging with stockholders representing approximately 40% of our outstanding shares regarding matters pertaining to the Corporation’s performance, strategies and governance.

Communications with the Board and Independent Directors

Stockholders and other interested persons may communicate with any of the Corporation’s directors, including the Lead Director or the independent directors as a group, by writing a letter addressed to the applicable director(s), c/o Northern Trust Corporation, 50 South La Salle Street, M-9, Chicago, Illinois 60603, Attention: Corporate Secretary. Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls, or other audit matters that he or she wishes to bring to the attention of the Audit Committee may communicate those concerns to the Audit Committee or its Chairman, using the address indicated above. The Corporation’s Corporate Secretary will forward communications to the appropriate member or members of the Board. The Corporate Secretary need not forward or retain any communications determined to be mass mailings, routine solicitations for business or contributions, or communications determined not to be relevant to the performance of the duties of the Board.

Securities Transactions Policy and Procedures and Policy Against Hedging

Our Securities Transactions Policy and Procedures prohibits directors, employees, including our named executive officers, and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such persons are aware of material nonpublic information relating to the issuer of the security and from providing such material nonpublic information to any person who may trade while aware of such information. This policy also prohibits directors, employees, and certain of their family members from engaging in short selling, margining, pledging or hypothecating the Corporation’s securities, and from trading in options, warrants, puts, calls or similar instruments on the Corporation’s securities.

SECURITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership of the Corporation’s common stock as of December 31, 2017 for each director, each named executive officer and all directors and executive officers of the Corporation as a group.

Name of Beneficial Owner	Shares (1) (2)	Shares under Exercisable Options (3)	Total Beneficial Ownership of Common Stock	Percent of Class
Non-Employee Directors:
Linda Walker Bynoe	18,916	—	18,916	*
Susan Crown	38,253	—	38,253	*
Dean M. Harrison	3,573	—	3,573	*
Jay L. Henderson	5,160	—	5,160	*
Jose L. Prado	8,557	—	8,557	*
Thomas E. Richards	2,680	—	2,680	*
John W. Rowe	31,653	—	31,653	*
Martin P. Slark	11,380	—	11,380	*
David H.B. Smith, Jr. (4)	34,668	—	34,668	*
Donald Thompson	3,274	—	3,274	*
Charles A. Tribbett III	19,253	—	19,253	*
Named Executive Officers:
Frederick H. Waddell	394,298	217,250	611,548	*
Michael G. O’Grady	67,310	243,143	310,453	*
S. Biff Bowman	56,317	83,272	139,589	*
Steven L. Fradkin	150,249	61,461	211,710	*
Jana R. Schreuder	72,579	60,847	133,426	*
All directors and executive officers as a group (28 persons)	1,230,833	1,138,683	2,369,516	1.04%

* Less than 1%.

(1) Except as noted below, the nature of beneficial ownership for shares shown in this table is sole voting and investment power (including shares as to which spouses and minor children of the individuals covered by this table have such power).

(2) Amount includes restricted stock units payable on a one-for-one basis in shares of the Corporation’s common stock that are scheduled to vest within sixty days of December 31, 2017 in the following amounts: Mr. Waddell – 25,501 units; Mr. O’Grady – 7,669 units; Mr. Bowman – 6,950 units; Mr. Fradkin – 7,669 units; Ms. Schreuder – 8,559 units; and all directors and officers as a group – 116,092 units.

(3) Amount includes options that were exercisable as of December 31, 2017 and options that become exercisable within sixty days thereafter.

(4) Amount includes 1,704 shares held in a trust over which Mr. Smith shares voting and investment power with one other individual. Amount excludes 2,567,260 shares held in certain trusts over which Mr. Smith directly or indirectly shares voting and investment power with two or more other individuals. Mr. Smith is the beneficiary of a trust holding 1,362,880 of such excluded shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s stock to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. Based solely on the Corporation’s review of the reports that have been filed by or on behalf of such reporting persons in this regard and written representations from such reporting persons that no other reports were required, the Corporation believes that all reports required by Section 16(a) of the Exchange Act were made on a timely basis during or with respect to 2017, except for two Form 4s filed for William L. Morrison and one Form 4 filed for each of Jeffrey D. Cohodes, Steven L. Fradkin, Teresa A. Parker, Stephen N. Potter, Jana R. Schreuder, Joyce M. St. Clair and Frederick H. Waddell, each of which reported a transaction pursuant to which shares of the Corporation’s common stock were withheld in payment of tax obligations related to restricted stock units previously granted. Each of these transactions were reported late due to administrative error.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table includes information concerning stockholders who were the beneficial owners of more than 5% of the outstanding shares of the Corporation’s common stock as of December 31, 2017.

Name and Address	Shares	Percent of Class

The Northern Trust Company (1) 50 South La Salle Street Chicago, Illinois 60603	14,457,571	6.4%

The Vanguard Group, Inc. (2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,583,194	6.4%

BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10055	13,568,183	6.0%

Wellington Management Group LLP (4) c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	12,550,054	5.6%

(1) As of December 31, 2017, the Bank and its affiliates individually acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which owned, held or controlled through intermediaries the shares reported. Of the total shares owned, held or controlled by trusts and other fiduciary accounts for which the Bank and its affiliates acted as sole or co-fiduciary, the Bank and its affiliates had sole voting power with respect to 7,243,998 shares, or 3.20% of the outstanding common stock, and they shared voting power with respect to 5,106,579 shares, or 2.26% of the outstanding common stock. They had sole investment power with respect to 2,655,660 shares, or 1.17% of the outstanding common stock, and they shared investment power with respect to 4,988,870 shares, or 2.21% of the outstanding common stock.

(2) As reported on a Schedule 13G/A filed on February 9, 2018, of the shares reported, The Vanguard Group, Inc. (“Vanguard”) had sole voting power with respect to 300,832 shares, or 0.13% of the outstanding common stock, and shared voting power with respect to 39,802 shares, or 0.02% of the outstanding common stock. Vanguard had sole investment power with respect to 14,248,736 shares, or 6.30% of the outstanding common stock, and shared investment power with respect to 334,458 shares, or 0.15% of the outstanding common stock.

(3) As reported on a Schedule 13G/A filed on January 29, 2018, of the shares reported, BlackRock, Inc. (“BlackRock”) had sole voting power with respect to 11,822,393 shares, or 5.23% of the outstanding common stock, and it did not have shared voting power with respect to any shares reported. BlackRock had sole investment power with respect to all shares reported.

(4) As reported on a Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP on February 8, 2018, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each had shared voting power with respect to 5,037,069 shares, or 2.23% of the outstanding common stock, and shared investment power with respect to all shares reported. None of the entities had sole voting or investment power with respect to any shares reported. Based on the Schedule 13G/A, the securities as to which the Schedule 13G/A was filed are owned of record by clients of one or more investment advisers identified therein directly or indirectly owned by Wellington Management Group LLP.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, and the rules and regulations promulgated thereunder by the SEC, the Corporation is required to include in this Proxy Statement a separate resolution, subject to an advisory vote, to approve the compensation of our named executive officers as disclosed in this Proxy Statement (commonly referred to as a “Say-on-Pay” advisory vote). In a nonbinding, advisory vote on the frequency of Say-on-Pay votes held at our 2017 Annual Meeting of Stockholders, stockholders voted in favor of conducting Say-on-Pay votes annually. In light of this result, and other factors considered by the Board, the Corporation will continue to hold Say-on-Pay votes on an annual basis. Accordingly, the Board is requesting that stockholders vote FOR approval of the following resolution:

“Resolved, that the compensation paid to the Corporation’s named executive officers, as disclosed in its Proxy Statement dated March 8, 2018, pursuant to Item 402 of Regulation S-K of the Exchange Act, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding on the Corporation. Although the vote is nonbinding, the Board and the Compensation and Benefits Committee value the opinions of our stockholders and, consistent with past practice, will consider the outcome of the vote when determining compensation policies and making future compensation decisions for our named executive officers.

The Corporation’s executive compensation program and the framework used in evaluating and making 2017 compensation decisions for our named executive officers are described in the Compensation Discussion and Analysis that begins on page 30 of this Proxy Statement.

The Board unanimously recommends that you vote FOR this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Named Executive Officers

This Compensation Discussion and Analysis describes how we compensate our executives, including our 2017 named executive officers, which consist of the following individuals.

Name	Title
Frederick H. Waddell	Chairman
Michael G. O’Grady	President and Chief Executive Officer
S. Biff Bowman	Chief Financial Officer
Steven L. Fradkin	President—Wealth Management
Jana R. Schreuder	Chief Operating Officer

Mr. Waddell served as the Corporation’s Chairman and CEO for the entirety of 2017. Effective January 1, 2018, Mr. Waddell stepped down from the position of CEO, with Mr. O’Grady succeeding him in that capacity. Mr. Waddell continues to serve as Chairman of the Board. Further discussion with respect to this leadership transition, including with respect to Mr. Waddell’s current responsibilities as Chairman, is set forth in the “Board Leadership Structure” section beginning on page 20. The titles for Mr. Waddell, Mr. O’Grady and each of our other named executive officers provided throughout this Proxy Statement, including the table above, reflect their current titles.

Executive Summary

2017 Financial Performance

In 2017, we remained focused on the three pillars of our financial strategy:

●	Achieve Growth across the business, as demonstrated by continued growth in revenue and trust, investment and other servicing fees.

●

Improve Profitability and Productivity, as demonstrated by our growth in net income and pre-tax income. We also remain focused on efforts to improve our pre-tax margin and noninterest expense as a percentage of trust, investment and other servicing fees, including through our “Value for Spend” expense management initiative announced in 2017.

●	Increase Stockholder Returns, as demonstrated by our return on average common equity moving further within our target range of 10%–15%, and increases in dividends.

We achieved these financial results while continuing to maintain strong capital ratios, with all ratios exceeding those required for classification as “well capitalized” under federal bank regulatory capital requirements.

Key Strategic Achievements

Execution on our strategies also was demonstrated through various strategic achievements, including:

●

Further expansion of our geographic footprint, client base, and business development opportunities, including through the acquisition of UBS Asset Management’s fund administration servicing business in Luxembourg and Switzerland;

●

Our continued strong competitive position within target markets, with Northern Trust named the “Best Private Bank” in the United States and the “Best Private Bank” for family offices globally by the Financial Times Group in 2017;

●	Continued strong growth in assets under management, with total assets under management as of December 31, 2017 reaching $1.2 trillion;

●	Continued success in our use of technology to deliver innovative solutions and improve client experience; and

●

Continued progress with respect to the implementation of our strategies related to the pending withdrawal of the United Kingdom from the European Union (“EU”), including with respect to the creation of an EU-banking presence in Luxembourg.

Compensation Governance Practices

We have implemented the compensation practices summarized below to ensure that our compensation program is effective in addressing stockholder objectives.

What We Do			What We Don’t Do
✓	Ensure our executives meet robust stock ownership guidelines	×	No excise tax gross-ups for any new executive change in control arrangements
✓	Ensure performance-based compensation comprises the most significant portion of incentive compensation	×	No short selling, margining, hedging, pledging or hypothecating company shares permitted under our Securities Transactions Policy and Procedures
✓	Position target pay at median levels among peer group companies	×	No compensation plans that encourage excessive risk-taking
✓	Subject short- and long-term incentive awards to potential forfeiture or clawback in the event of misconduct resulting in a restatement of our financial statements and certain other types of misconduct	× ×	No repricing of underwater options No dividend equivalents distributed on unvested performance or restricted stock unit awards
✓	Use an independent compensation consultant to advise the Compensation and Benefits Committee
✓	Closely align pay and performance, with the Compensation and Benefits Committee validating this alignment annually

2018 Compensation Program Enhancements

●	Eliminated Stock Options: We discontinued our use of stock options beginning with the long-term incentive awards made in February 2018, which aligns with market practice.

●

Enhanced Mix of Long-Term Incentives: We increased the proportion of long-term incentive awards represented by performance stock units for awards made in February 2018, which further aligns the long-term interests of our named executive officers with those of our stockholders.

●

Modified the Performance Stock Unit Performance Schedule: We increased the average annual rate of return on equity during the three-year performance period required to become fully vested in performance stock unit awards to 15.0% for the awards made in February 2018 from 12.0% for the awards made in February 2017.

●

Changed Restricted Stock Unit Vesting Schedule: We changed our restricted stock unit vesting schedule for awards made on or after February 20, 2018, from 50% on the third anniversary and 50% on the fourth anniversary of the grant date to 25% each year for four years, which aligns with market practice.

●	Expanded Clawback Provisions to Short-Term Incentive Awards: We extended our clawback policy to cover both short-term incentive and long-term incentive awards.

●

Adopted Change in Control Plan: We adopted a new change in control plan and provided notice of termination for our current change in control arrangements. The new change in control plan reduces the severance multiple, eliminates all excise tax gross-ups (even on grandfathered arrangements) and eliminates single-trigger vesting on long-term incentive awards.

Guiding Principles for Executive Compensation

Our compensation philosophy is to attract, motivate and retain talent, including executive-level talent, who will contribute to our long-term success. With the goals of solid long-term financial performance and creating long-term stockholder value, our executive compensation program and compensation decisions are framed by the four guiding principles described below.

Guiding Principle	Impact on Compensation Design
Linked to Long-Term Performance	● Performance stock units based on three-year return on equity constitute 65% of long-term incentive compensation
Aligned with Stockholder Interests	● Majority of pay delivered in long-term incentives (approximately 70% of the total direct compensation of Mr. O’Grady) ● Executives are subject to robust stock ownership guidelines
Positioned Competitively in the Marketplace	● Compensation levels are developed with reference to a peer group of comparable companies
Discourages Inappropriate Risk-Taking

●  Short- and long-term incentives are subject to potential forfeiture or clawback in the event of misconduct resulting in a restatement of our financial statements and certain other types of misconduct

●  Short-term cash incentive compensation awards and performance stock unit payouts are capped

●  Compensation and Benefits Committee can exercise negative discretion to reduce incentive compensation

●  Compensation program balances short-term and long-term performance objectives

Risk Management

A key objective of our compensation program is to ensure that the incentive compensation design does not encourage inappropriate risk-taking. We have considered our incentive compensation program in light of the guidance provided by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) with respect to sound incentive compensation policies at financial institutions. We believe our compensation arrangements are consistent with our safety and soundness, in part because we are not involved with many of the lines of business that have exposed other financial institutions to excessive risk.

To reinforce the important role of effective risk management in our compensation framework, 65% of long-term incentive awards to named executive officers for 2017 performance were provided in performance stock units. Performance stock units, which contain meaningful performance targets for named executive officers and are payable in shares if those targets are attained, discourage inappropriate risk-taking behavior because they can only be earned by attaining long-term performance goals and because the value of the award is less susceptible than stock options to short-term fluctuations in share value. All long-term incentive awards vest over a multi-year period and have an inherent risk adjustment factor based on changes in the value of our common stock. All long-term incentive compensation arrangements for named executive officers from February 14, 2012 through February 20, 2017 included forfeiture and recoupment provisions. On February 20, 2017, we adopted a Policy on Recoupment containing similar forfeiture and recoupment provisions applicable to long-term incentive compensation arrangements entered into on or after such date. On February 19, 2018, we amended this Policy on Recoupment to apply to all short-term incentive compensation amounts for named executive officers made on or after such date as well. Further information with respect to these forfeiture and recoupment provisions for our named executive officers can be found under “Other Compensation Practices—Forfeiture and Recoupment.”

The Compensation and Benefits Committee annually reviews management’s assessment of the effectiveness of the design and performance of our incentive compensation arrangements and practices in providing risk-taking incentives that are consistent with the safety and soundness of the Corporation and its subsidiaries. This assessment includes an evaluation of whether our incentive compensation arrangements and practices discourage inappropriate risk-taking behavior by participants. In connection with the Committee’s assessment, the Corporation’s Chief Risk Officer presents an annual incentive compensation risk performance review, discussing his observations and assessments of risk performance for the performance year for the Corporation and each of its significant businesses. The Committee will continue to monitor and, if necessary, revise our incentive compensation program to ensure that it continues to balance appropriately the objectives of stockholders, the needs of the business and risk concerns.

Pursuant to its charter, the Compensation and Benefits Committee is required to have at least one member who is a member of the Business Risk Committee and at least one member who is a member of the Audit Committee. This overlap in composition is intended to ensure that compensation decisions reflect the input of the Audit and Business Risk Committees.

Executive Compensation Program Elements

The table below provides a brief description of the elements of our compensation program and how each element helps address our guiding principles for executive compensation.

Element	Link to Compensation Philosophy	Rationale/Key Features
Base Salary	● Targeted at competitive levels among peer group companies.	● Base salaries provide a fixed level of income consistent with a named executive officer’s position and responsibilities, competitive pay practices and internal equity principles.
Short-Term Annual Cash Incentive	● Total incentive funding for the Corporation is established as a percentage of pre-tax income. ● Individual awards targeted at competitive levels among peer group companies.

●  The Compensation and Benefits Committee determines annual incentive awards based on both quantitative and qualitative considerations, including the individual performance of each executive officer and internal equity principles.

Long-Term Incentive Compensation

●  Linked to long-term performance.

●  Aligned with stockholders’ interests by motivating executive officers to act as owners.

●  Individual awards targeted at competitive levels among peer group companies.

●  Long-term incentives are the most significant element of overall compensation.

●  Long-term incentive compensation is comprised of performance stock units (65%) and restricted stock units (35%). The number of shares that is paid out upon the vesting of a performance stock unit award is determined based on our three-year average return on equity.

Retirement, Health and Welfare Benefits	● Targeted at competitive levels among peer group companies.	● Benefits are designed with broader employee populations in mind and are not specifically structured for executive officers.

Additional information with respect to each of the four principal elements of our compensation program can be found beginning on page 44.

Determining Awards

Role of the Board of Directors

The full Board of Directors sets the compensation of the Chairman and the CEO. In determining the appropriate level of compensation for the individuals in these roles, the Board gives substantial weight to the recommendations of the Compensation and Benefits Committee, but retains ultimate oversight and responsibility for such compensation decisions.

Role of the Compensation and Benefits Committee

During its February meeting each year, the Compensation and Benefits Committee determines the appropriate level of compensation for all executive officers. The Committee considers all elements of our executive compensation program holistically rather than each compensation element individually, and makes executive compensation decisions after careful review and analysis of financial and nonfinancial performance information, as well as historical and market compensation data.

The Committee has the discretion to determine compensation in the context of individual performance in nonfinancial areas that are important to long-term growth and the enhancement of stockholder value. This flexibility allows the Committee to modify individual incentive payouts and long-term incentive opportunities to reflect:

●	our business model and strategy;

●	prevailing market trends;

●	evolution in the financial and regulatory environment;

●	cross-function executive assignments; and

●	risk management objectives.

As discussed under “2017 Performance Considerations” beginning on page 40 of this Proxy Statement, in considering the compensation of our CEO, the Committee also evaluates the performance of our CEO against his objectives for the year to which such compensation relates. The Committee shares this evaluation with the Board in order for the Board to set the CEO’s compensation.

Role of the CEO

The CEO presents the Compensation and Benefits Committee with recommendations on the total compensation for each of our other executive officers. These recommendations reflect performance against the past year’s performance expectations, a mix of financial and nonfinancial performance factors, which are not formulaically weighted or scored, and competitive market data. These recommendations also reflect each of the other executive officer’s performance with regard to business risks and individual adherence to risk and compliance policies and procedures. The Committee gives substantial weight to the recommendations of the CEO, but retains the ultimate oversight and responsibility to set compensation for all executive officers, except for the Chairman and the CEO, whose compensation is set by the Board with consideration given to the recommendations of the Committee.

Role of Human Resources

The Human Resources function provides materials to assist the Compensation and Benefits Committee in making executive compensation decisions, including current and historical compensation data for executive officers. Our Executive Vice President, Human Resources attends and participates in all Committee meetings. The Human Resources function also assists the CEO in formulating his compensation recommendations for all other executive officers.

Role of the Compensation and Benefits Committee’s Independent Compensation Consultant

The Compensation and Benefits Committee has retained Compensation Advisory Partners (“CAP”), a nationally recognized executive compensation consulting firm, as its independent compensation consultant. The Committee confers with its independent compensation consultant to ensure that decisions and actions are consistent with stockholders’ long-term interests and compensation-related best practices within the financial services industry. The Committee also references market data provided by its independent compensation consultant when considering compensation for executive officers. At least two representatives of CAP attended all meetings of the Committee during 2017. CAP provides insights into compensation trends and market practices, presents views on the compensation proposed by the Committee and participates in Committee meeting discussions and executive sessions.

Use of Peer Group and Market Data

To help to inform its decision-making, the Compensation and Benefits Committee reviews peer group data regarding competitive pay levels in the market place. The peer group currently utilized by the Committee consists of the Corporation’s two most comparable trust and custody peers—The Bank of New York Mellon Corporation and State Street Corporation—as well as certain other banking, wealth management and asset management firms similar to the Corporation in certain respects, but not necessarily representing direct business competitors. This peer group, reflected below, was developed by the Committee, working with CAP and management’s executive compensation consultant, Towers Watson, in 2015 and was used when setting 2017 base salaries and determining the size of short-term annual cash incentive awards and long-term incentive grants made in 2018 and 2017 based on 2017 and 2016 performance, respectively. In July 2017, the Compensation and Benefits Committee, working with CAP, reviewed the peer group and determined that the current peer group continues to provide the Committee with a representative view of the market for executive talent and reflects our business mix, complexity and global footprint.

Current Peer Group
● Comerica Incorporated	● State Street Corporation
● Fifth Third Bancorp	● SunTrust Banks Inc.
● Franklin Resources, Inc.	● T. Rowe Price Group, Inc.
● Invesco Ltd.	● The Bank of New York Mellon Corporation
● KeyCorp	● The PNC Financial Services Group, Inc.
● Legg Mason, Inc.	● U.S. Bancorp

When making compensation decisions, the Compensation and Benefits Committee considers how the recommended compensation levels will compare to the median compensation for comparable positions among the peer group companies. The Committee also considers market data for comparable positions reported in certain financial services industry surveys. However, the Committee recognizes that the compensation levels may vary from market median compensation levels based on our performance or specific individual circumstances, including the executive’s tenure in the role, the nature of the responsibilities of the executive and the executive’s individual performance.

The Committee regularly reviews the composition of the Corporation’s peer group and will make further updates, as appropriate, based on changes within the peer group companies, industry consolidation and the Corporation’s own evolving global presence.

Deductibility of Executive Compensation

The Compensation and Benefits Committee views the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), as one factor in determining the forms and amounts of executive compensation. Historically, certain types of compensation have been eligible for deduction by the Corporation if such compensation satisfied the requirements of Section 162(m) related to performance-based compensation. Accordingly, the Committee has attempted to structure compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility was considered by the Committee to be outweighed by the need for flexibility or other objectives. On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law, eliminating the performance-based compensation exemption under Section 162(m) for tax years beginning on or after January 1, 2018, except with respect to certain grandfathered arrangements. As was the case prior to the enactment of the Act, the Committee will continue to monitor issues concerning the deductibility of executive compensation. Since corporate objectives may not always be consistent with the requirements for deductibility, the Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible for tax purposes. Thus, deductibility will continue to be one of many factors considered by the Committee in determining the appropriate forms and amounts of compensation provided to the Corporation’s executive officers.

2017 Advisory Vote on Executive Compensation

Our 2016 named executive officer compensation was approved on an advisory basis by our stockholders at our April 25, 2017 Annual Meeting of Stockholders. Approximately 98% of the votes present and entitled to vote at the meeting, including abstentions, supported approval of 2016 named executive officer compensation. Although such advisory votes are nonbinding, the Board reviews and thoughtfully considers the voting results when determining compensation policies and making future compensation decisions for named executive officers. Additionally, as mentioned under “Stockholder Engagement” beginning on page 24 of this Proxy Statement, it is our practice to engage proactively and routinely with stockholders throughout the year to help further their understanding of our performance and strategies and to allow us to receive direct feedback on issues relating to the Corporation. The decisions made by the Board and the Compensation and Benefits Committee with respect to compensation in 2017 reflect the Board and the Committee’s belief, based on the results of the advisory vote on 2016 named executive officer compensation and our ongoing dialogue with stockholders, that our stockholders generally support our overall executive compensation program.

2017 Compensation Decisions and Design

2017 Performance Considerations

In determining total compensation for the named executive officers, the Compensation and Benefits Committee considered the Corporation’s 2017 financial performance, as well as how well each officer performed in his or her role. Further detail with respect to performance factors for each of the named executive officers is set forth below.

Frederick H. Waddell

Mr. Waddell served as the Corporation’s Chairman and CEO for the entirety of 2017. In such capacity, Mr. Waddell was responsible for, among other things: developing and implementing our corporate strategies; managing and developing our senior leaders; and embodying our guiding principles of service, expertise and integrity. In determining his compensation for 2017, the Compensation and Benefits Committee and the Board considered the performance of the Corporation under Mr. Waddell’s leadership, how well Mr. Waddell fulfilled his specific individual performance objectives and the Corporation’s leadership transition, pursuant to which Mr. O’Grady succeeded Mr. Waddell as CEO, effective January 1, 2018, with Mr. Waddell continuing to serve as Chairman. Mr. Waddell’s individual performance objectives were set in February 2017 at the direction of the Compensation and Benefits Committee and the full Board. Mr. Waddell’s individual performance objectives as Chairman and CEO in 2017 were divided into the following three categories: Operating Performance, Client Development and Satisfaction and Leadership Development. In January 2018, the Compensation and Benefits Committee and the Board evaluated an assessment of Mr. Waddell’s performance against the individual objectives established in February 2017. The Committee and the Board considered not only whether Mr. Waddell satisfied each of his individual performance objectives, but also how he satisfied such objectives. The Committee and the Board also considered whether Mr. Waddell appropriately prioritized his individual performance objectives with his other responsibilities as Chairman and CEO, recognizing that the needs of the Corporation and its stockholders evolve as a given performance year progresses.

Mr. Waddell’s achievements and contributions to the Corporation’s performance in 2017, many of which correlate to the individual performance objectives established for Mr. Waddell in February 2017, are reflected in the following:

Operating Performance

●	Growth in our net income from $1.0 billion in 2016 to $1.2 billion in 2017, an increase of 16%.

●	Improvement in our return on equity from 11.9% in 2016 to 12.6% in 2017, continuing a multi-year trend of moving further within our target range.

●	Our continued financial strength, including our strong balance sheet demonstrating high asset quality, ample liquidity and a strong capital base.

●	Growth in our trust, investment and other servicing fees from $3.1 billion in 2016 to $3.4 billion in 2017, an increase of 10%.

●	Our pre-tax margin of 30.4% and noninterest expense as a percentage of trust, investment and other servicing fees of 110% in 2017, compared to 30.6% and 112%, respectively, in 2016.

Client Development and Satisfaction

●	Mr. Waddell’s role in maintaining and developing client relationships across the globe through client outreach and engagement efforts.

●	Our continued high levels of client satisfaction.

●	Mr. Waddell’s contributions to our strong new business performance in 2017.

●

Mr. Waddell’s role with respect to the expansion of our presence in continental Europe, including through the acquisition of UBS Asset Management’s fund administration servicing business in Luxembourg and Switzerland.

Leadership Development

●

Mr. Waddell’s role with respect to various leadership changes, including Mr. O’Grady’s transition to CEO, effective January 1, 2018, and the appointment of Shundrawn Thomas to serve as President of our Asset Management business, effective October 1, 2017.

●	Mr. Waddell’s role in developing senior leaders, maintaining a strong group of leaders in our succession plans and attracting and retaining talent throughout the Corporation.

●	Mr. Waddell’s role in advancing diversity and inclusion initiatives across the Corporation.

Michael G. O’Grady

Effective January 1, 2018, Mr. O’Grady assumed the role of CEO in addition to maintaining his role as President of the Corporation, in which capacity he served for the entirety of 2017. As the Corporation’s President, Mr. O’Grady was primarily responsible for driving business growth and overseeing the Corporation’s client-facing businesses. To determine Mr. O’Grady’s 2017 compensation, the Compensation and Benefits Committee and the Board considered how well Mr. O’Grady fulfilled these responsibilities in 2017, as well as his appointment as CEO.

Mr. O’Grady’s achievements and contributions to the Corporation’s performance in 2017 are reflected in:

●	Our continued growth in each of our client-facing businesses, with the Corporation’s total consolidated revenue growing from $5.0 billion in 2016 to $5.4 billion in 2017, an increase of 8%.

●	Growth in trust, investment and other servicing fees of 11% within our Corporate & Institutional Services business from 2016 to 2017 and 10% growth in such fees within our Wealth Management business.

●	Mr. O’Grady’s role in maintaining and developing client relationships across the globe through client outreach and engagement efforts.

●	Our continued high levels of client satisfaction, which helped drive strong new business results for our Corporate & Institutional Services and Wealth Management businesses.

●	Our acquisition of UBS Asset Management’s fund administration servicing business in Luxembourg and Switzerland, expanding our presence in continental Europe.

●	Our pre-tax margin of 30.4% and noninterest expense as a percentage of trust, investment and other servicing fees of 110% in 2017, compared to 30.6% and 112%, respectively, in 2016.

●	Mr. O’Grady’s role in developing senior leaders in our client-facing businesses and attracting and retaining talent in such businesses.

S. Biff Bowman

As the Corporation’s Chief Financial Officer, Mr. Bowman is primarily responsible for financial reporting and control, management reporting and analysis, liquidity management, capital planning and investor relations. To determine Mr. Bowman’s 2017 compensation, the Compensation and Benefits Committee considered how well Mr. Bowman fulfilled his responsibilities in 2017.

Mr. Bowman’s achievements and contributions to the Corporation’s performance in 2017 are reflected in:

●	Our strong overall financial performance, including:

●	Growth in our net income from $1.0 billion in 2016 to $1.2 billion in 2017, an increase of 16%;

●	Improvement in our return on equity from 11.9% in 2016 to 12.6% in 2017;

●	Growth in our diluted earnings per share from $4.32 in 2016 to $4.92 in 2017, an increase of 14%;

●	Growth in net interest income from $1.2 billion in 2016 to $1.4 billion in 2017, an increase of 16%; and

●	Our pre-tax margin of 30.4% and noninterest expense as a percentage of trust, investment and other servicing fees of 110% in 2017, compared to 30.6% and 112%, respectively, in 2016.

●	Our continued financial strength, with ample liquidity and a high-quality securities portfolio contributing to sound credit ratings.

●

The robustness of our CCAR processes, capital management policies and 2017 capital plan, which was not objected to by the Federal Reserve, enabling us to return $895.6 million in capital to common stockholders in 2017 through quarterly dividends and share repurchases.

●	The strength of our investor relations program and quality of our dialogue with stockholders.

Steven L. Fradkin

As the Corporation’s President of Wealth Management, Mr. Fradkin is primarily responsible for the overall performance of such business. To determine Mr. Fradkin’s 2017 compensation, the Compensation and Benefits Committee considered how well Mr. Fradkin fulfilled his responsibilities for 2017.

Mr. Fradkin’s achievements and contributions to the Corporation’s performance in 2017 are reflected in:

●	Growth in Wealth Management revenue, on a fully taxable equivalent basis, of 10% year over year, increasing from $2.1 billion in 2016 to $2.3 billion in 2017.

●	Growth in Wealth Management net income of 15% year over year, increasing from $497.5 million in 2016 to $571.8 million in 2017.

●	Wealth Management’s pre-tax margin of 40.1% and noninterest expense as a percentage of trust, investment and other servicing fees of 97% in 2017, compared to 38.3% and 100%, respectively, in 2016.

●

Wealth Management’s continued strong competitive position within our target markets, with Northern Trust named the “Best Private Bank” in the United States and “Best Private Bank” for family offices globally by the Financial Times Group in 2017.

●

Continued enhancements to client capabilities and success in our holistic approach to addressing unique client needs, driving a substantial increase in assets under management for our Goals Driven Wealth ManagementTM solutions in 2017.

Jana R. Schreuder

As the Corporation’s Chief Operating Officer, Ms. Schreuder is primarily responsible for business operations and enabling the Corporation’s businesses to grow faster, more efficiently and more profitably. To determine Ms. Schreuder’s 2017 compensation, the Compensation and Benefits Committee considered how well Ms. Schreuder fulfilled her responsibilities in 2017.

Ms. Schreuder’s achievements and contributions to the Corporation’s performance in 2017 are reflected in:

●

Our continued progress in implementing initiatives designed to enable sustainable and profitable growth of our businesses and Ms. Schreuder’s leadership in prioritizing our capital expenditures, including continued investment in the sustainability and reliability of Northern Trust’s technology.

●	Our efforts to deliver increased productivity, high-value service and innovative solutions for clients using data analytics and emerging technologies.

●	Our continued introduction of agile solutions to enable our success in an increasingly complex, fast-paced and digitally connected global environment.

●	The continued implementation of our location strategy and enterprise optimization plan.

●	Our pre-tax margin of 30.4% and noninterest expense as a percentage of trust, investment and other servicing fees of 110% in 2017, compared to 30.6% and 112%, respectively, in 2016.

Base Salary

The Compensation and Benefits Committee believes that base salaries should provide a fixed level of annual income consistent with an executive officer’s position and responsibilities, competitive pay practices and internal equity among executive officers.

The Committee uses discretion in determining base salaries, considering the following factors:

●	individual performance over the prior year relative to established goals and expectations for the position;

●	targeted base salary levels that balance market pay practices with internal equity principles;

●	experience and qualifications of the individual executive;

●	the executive officer’s tenure in the position or a position of similar level; and

●	significant changes in assignment or scope of responsibility.

For new and recently promoted executives, the Committee’s approach is to increase incrementally base salary to the appropriate target pay level as the executive officer gains experience and tenure in the new position.

In February 2017, based on competitive salary market data among our peer group companies and in consideration of his appointment as President of the Corporation, the Committee increased Mr. O’Grady’s base salary for 2017 from $625,000 to $800,000. In October 2017, an additional increase in Mr. O’Grady’s base salary to $900,000, effective January 1, 2018, was approved by the Board in connection with Mr. O’Grady’s appointment as CEO of the Corporation, also effective as of January 1, 2018. No other named executive officer’s base salary was increased in 2017.

Short-Term Annual Cash Incentive

Annual cash incentives provide an opportunity for our executive officers to receive additional cash compensation based on our financial performance, as well as each executive officer’s individual performance. The overall annual bonus pool is funded based on a targeted percentage of pre-tax income. The maximum funding for each officer’s annual cash incentive award is a percentage of the consolidated net income generated by us in the applicable year. The annual cash incentive maximums for our named executive officers are as follows:

●	annual cash incentives for the Chairman and the CEO may not exceed 0.6% of consolidated net income;

●	annual cash incentives for the President and Chief Operating Officer may not exceed 0.4% of consolidated net income;

●	annual cash incentives for the other named executive officers may not exceed 0.3% of consolidated net income; and

●	no annual incentives can be paid in the absence of positive net income.

The final determination of annual cash incentives is not tied to any specific formula, rather the process that the Compensation and Benefits Committee uses to determine incentives relies on a discretionary assessment of quantitative and qualitative performance criteria for Northern Trust as a whole, specific businesses and individual executive officers. In setting 2017 short-term annual cash incentives in February 2018, the Committee used negative discretion based on consideration of our overall performance, the individual executive officer’s performance, internal equity principles and peer group compensation levels. Factors with respect to performance taken into consideration included:

●	Our overall financial performance, with a focus on key metrics, including:

●	Pre-tax income relative to plan and prior year; and

●	Return on equity.

●	The performance of individual businesses in the following areas:

●	Growth (fees and revenue);

●	Productivity (expense management and ratio of noninterest expense to trust, investment and other servicing fees);

●	Profitability (pre-tax margin and return on equity); and

●	Risk management.

The table below summarizes the 2017 short-term annual cash incentives for the named executive officers awarded in February 2018, along with 2016 short-term annual cash incentives awarded in February 2017 for comparative purposes.

Short-Term Annual Cash Incentives
Executive	Title	2017	2016
Frederick H. Waddell	Chairman	$2,850,000	$2,700,000
Michael G. O’Grady	President and Chief Executive Officer	1,250,000	955,000
S. Biff Bowman	Chief Financial Officer	900,000	825,000
Steven L. Fradkin	President—Wealth Management	1,100,000	950,000
Jana R. Schreuder	Chief Operating Officer	1,000,000	950,000

The Committee believes that its use of discretion in setting short-term annual cash incentives for the named executive officers is appropriate as it allows the Committee to assess performance holistically across multiple dimensions of performance; provides for a year-end assessment of how challenging the operating environment was and how well we performed relative to our direct peers; and ensures that the Committee has the ability to adjust incentives for how results were achieved (i.e., degree of risk taken, sustainability of results).

Long-Term Incentive Compensation

Long-term incentive compensation is the most significant element of overall compensation and is designed to reward the performance of executive officers over time. Long-term incentive awards made in February 2018 for performance in 2017 were granted to named executive officers as a mix of performance stock units (65%) and restricted stock units (35%). In the past, we also included stock options in the mix of long-term incentive awards provided to our named executive officers. The relative mixes of long-term incentive awards made in February 2018 and 2017 for performance in 2017 and 2016 are as follows.

Beginning with the long-term incentive awards made in February 2018 for performance in 2017, we have discontinued the use of stock options and increased the proportion of long-term incentive awards represented by performance stock units and restricted stock units. This change further aligns the long-term interests of our named executive officers with those of our stockholders and also aligns with market practice, as the use of performance stock units in lieu of stock options has become more prevalent in recent years among many of our peers. We may alter our usage and mix of specific award types in the future as long-term business needs or market practice continues to evolve.

The table below summarizes the long-term incentive awards established by the Compensation and Benefits Committee for our named executive officers in February 2018 and February 2017. In establishing long-term incentive award opportunities for our named executive officers, consideration is given to each executive’s performance, his or her potential for future contributions to the organization and internal equity principles. As discussed under “Total Direct Compensation for 2017 and Overall Pay Mix” below, changes in the roles and responsibilities of our named executive officers are reflected in their long-term incentive awards to the extent such changes impact a named executive officer’s potential for future contributions to the organization.

Long-Term Incentive Awards
Executive	Title	2017	2016
Frederick H. Waddell	Chairman	$4,000,000	$6,480,000
Michael G. O’Grady	President and Chief Executive Officer	4,850,000	3,150,000
S. Biff Bowman	Chief Financial Officer	2,100,000	2,025,000
Steven L. Fradkin	President—Wealth Management	2,300,000	2,160,000
Jana R. Schreuder	Chief Operating Officer	3,000,000	2,925,000

Performance Stock Units. Performance stock units make up 65% of the long-term incentive award opportunity provided to our named executive officers for performance in 2017 and are generally the largest portion of the total compensation mix for our named executive officers. Our performance stock units are earned based on our average return on equity performance over a three-year period relative to pre-established goals. Return on equity is the primary financial performance metric used internally and externally to assess our long-term performance. The following tables illustrate the vesting requirements for the performance stock unit grants to named executive officers in 2017 and 2018.

Performance Stock Unit Performance Schedule February 2018 Grants		Performance Stock Unit Performance Schedule February 2017 Grants
Average Annual Rate of Return on Equity	Percentage of Stock Units Vested	Average Annual Rate of Return on Equity	Percentage of Stock Units Vested
Less than 9.375%	0%	Less than 7.5%	0%
9.375%	25%	7.5%	25%
11.25%	50%	9.0%	50%
15.0%	100%	12.0%	100%
≥ 18.75%	150%	≥ 15.0%	150%

As it is possible that there will be no payout under the performance stock units, these awards are completely “at-risk” compensation. Since performance stock units were reintroduced as an element of the Corporation’s long-term incentive compensation program in 2012, the average annual rate of return on equity required for awards to become 100% vested has increased from 8.0% to 15.0%. These increases emphasize the “at-risk” element of these awards.

On January 23, 2018, shares of common stock underlying performance stock units granted in 2015 were distributed. The number of shares distributed was equal to 111.7% of target based on the Corporation’s average annual return on equity of 12.0% during the three-year performance period ended December 31, 2017.

Further discussion with respect to the performance stock units granted to our named executive officers is set forth in the “Description of Certain Awards Granted in 2017” section beginning on page 57 of this Proxy Statement.

Restricted Stock Units. Restricted stock units are an effective tool to align executives with stockholder interests by making them owners of our stock. Another critical aspect of our restricted stock unit design is that they generally vest over four years, which is effective in helping us to retain critical talent and ensuring that executives have significant outstanding unvested equity value over the course of their careers. Restricted stock units granted to our named executive officers in 2017 vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. Awards granted on or after February 20, 2018 will vest 25% each year for four years.

Further discussion with respect to the restricted stock units granted to our named executive officers is set forth in the “Description of Certain Awards Granted in 2017” section beginning on page 57 of this Proxy Statement.

Stock Options. Long-term incentive awards made in February 2018 for performance in 2017 do not include stock options. However, stock options were included as part of our long-term incentive compensation awards made in February 2017 for performance in 2016. Stock options awarded in 2017 vest 25% per year over the first four anniversaries of the grant date, expire on the tenth anniversary of the grant date and have exercise prices equal to the closing sale price of the Corporation’s common stock on the date of grant.

Further discussion with respect to the stock options granted to our named executive officers is set forth in the “Description of Certain Awards Granted in 2017” section beginning on page 57 of this Proxy Statement.

Total Direct Compensation for 2017 and Overall Pay Mix

The table below provides a comprehensive summary of each named executive officer’s total direct compensation for 2017 and 2016 and may be useful in reviewing key incentive compensation decisions made for 2017 and 2016 performance. It should be noted that certain amounts in the table below are different than the amounts in the Summary Compensation Table on page 53. The most significant difference is that the long-term incentive awards included in the Summary Compensation Table for 2017 and 2016 were granted in February 2017 and February 2016, respectively, for 2016 and 2015 performance, while the awards shown below for 2017 and 2016 were granted in February 2018 and February 2017, respectively, for 2017 and 2016 performance. It also should be noted that the long-term incentive awards shown below reflect consideration of each named executive officer’s performance in the year prior to grant, as well as his or her potential for future contributions to the organization.

				Long-Term Incentives
Executive	Year	Salary (1)	Short-Term Annual Cash Incentive (2)	Performance Stock Units	Stock Options	Restricted Stock Units	Total
Frederick H. Waddell Chairman	2017	$1,000,000	$2,850,000	$2,600,000	$—	$1,400,000	$7,850,000
	2016	1,000,000	2,700,000	3,240,000	1,620,000	1,620,000	10,180,000
Michael G. O’Grady President and Chief Executive Officer	2017	800,000	1,250,000	3,152,500	—	1,697,500	6,900,000
	2016	625,000	955,000	1,575,000	787,500	787,500	4,730,000
S. Biff Bowman Chief Financial Officer	2017	625,000	900,000	1,365,000	—	735,000	3,625,000
	2016	625,000	825,000	1,012,500	506,250	506,250	3,475,000
Steven L. Fradkin President—Wealth Management	2017	625,000	1,100,000	1,495,000	—	805,000	4,025,000
	2016	625,000	950,000	1,080,000	540,000	540,000	3,735,000
Jana R. Schreuder Chief Operating Officer	2017	750,000	1,000,000	1,950,000	—	1,050,000	4,750,000
	2016	750,000	950,000	1,462,500	731,250	731,250	4,625,000

(1) Represents the applicable named executive officer’s salary, as determined in February 2017 and 2016, respectively.

(2) Represents the short-term incentive award received by the applicable named executive officer in February 2018 for 2017 performance and February 2017 for 2016 performance, respectively.

Mr. Waddell’s total direct compensation for 2017 decreased from 2016 as a result of the change in his roles and responsibilities, effective as of January 1, 2018. The long-term incentive compensation awarded to Mr. Waddell in February 2018 reflects his continued role as Chairman as well as the fact that he no longer serves as the Corporation’s CEO. Similarly, the increase in Mr. O’Grady’s total direct compensation for 2017 from 2016 is driven largely by the increase in the long-term incentive compensation awarded to him in February 2018 to reflect his appointment as CEO, effective as of January 1, 2018. The increase in the short-term incentive compensation granted to each named executive officer in February 2018 reflects the strength of the Corporation’s financial performance in 2017, as well as each officer’s individual performance in his or her role during 2017. Further information with respect to the performance factors impacting each named executive officer’s compensation for 2017 can be found under “2017 Performance Considerations” beginning on page 40.

The chart below illustrates the pay mix of the compensation awarded to Mr. O’Grady for 2017 performance. Consistent with our pay for performance philosophy and his appointment to serve as CEO, effective January 1, 2018, Mr. O’Grady’s pay mix heavily emphasizes incentive compensation, with approximately 70% of the total direct compensation awarded to Mr. O’Grady delivered in long-term incentive compensation. Our long-term incentive mix emphasizes performance-based pay, with 65% of the long-term incentives being awarded in performance stock units earned based on our return on equity over a three-year period and 35% being awarded in restricted stock units.

Other Compensation Practices

Retirement, Health and Welfare Benefits

Retirement benefits are generally designed with our entire workforce in mind and are not specifically structured for the executive officers. The design of our retirement program for employees is market competitive. We target total retirement benefits at approximately the median level of retirement benefits of peer group companies. Our executive officers also participate in our health and welfare benefits, including medical, retiree medical, dental, disability and life insurance programs, on the same terms as other employees.

Severance Benefits and Employment Security Arrangements

We provide a severance plan to provide reasonable benefits to U.S. employees who are involuntarily terminated without cause due to a reduction in force, job elimination or similar reasons specified in the severance plan. We believe that the availability of severance benefits allows us to compete with our peer group companies in attracting and retaining talent. Executive officers in the United States participate in this plan on the same terms as all other similarly situated employees and may be eligible to receive severance benefits that include:

●	a lump sum payment of two weeks of base salary for each year of completed service up to but less than 25 years, or 52 weeks of base salary for 25 years or more of completed service to us; and

●

a COBRA subsidy based on their length of service to help cover the costs of continuation coverage under the employer’s medical and dental plans, full vesting under TIP, the Northern Trust Corporation Supplemental Thrift-Incentive Plan (“Supplemental TIP”), The Northern Trust Company Pension Plan (the “Pension Plan”), and the Northern Trust Corporation Supplemental Pension Plan (the “Supplemental Pension Plan”), enhanced early retirement eligibility under the Pension Plan for employees who have reached age 54 with 14 years of credited service and outplacement assistance.

These benefits are contingent upon execution of a release, waiver and settlement agreement with us. These benefits are also limited to the lesser of two times the applicable executive officer’s salary or two times the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17). In 2016 and 2017, these limits effectively capped benefits at $530,000 and $540,000, respectively. Further, these severance payments would be reduced by any severance payments made under employment security agreements or any other benefit plan, program or individual contract.

In addition to the severance benefits discussed above, we have entered into employment security agreements with certain executive officers of the Corporation, including each named executive officer. The purpose of these agreements is to provide an executive with sufficient security to remain focused on his or her responsibilities during and after a change in control transaction without undue concern for his or her personal circumstances. In 2017, we issued to each of the executive officers party to an employment security agreement a termination notice with respect to the agreement. Under the terms of the employment security agreements, such a notice must be provided at least two years in advance of the effective date of such termination. Following the effective date of the termination of the employment security agreements on June 1, 2019, each named executive officer will become a participant in the Northern Trust Corporation Executive Change in Control Severance Plan (the “Change in Control Plan”), providing participants with certain benefits upon a qualifying termination of employment within two years following a change in control. We believe the employment security agreements and Change in Control Plan are critical to our ability to attract and retain key executives in light of the fact that all named executive officers are employed at will and change in control benefits for executives are a standard element of a competitive compensation program at peer group companies.

Further discussion with respect to our employment security agreements and Change in Control Plan, including disclosure of potential change in control benefits payable to each named executive officer, assuming a change in control of the Corporation and termination of employment on December 31, 2017, is set forth in the “Potential Payments Upon Termination of Employment or a Change in Control of the Corporation” section beginning on page 69 of this Proxy Statement.

Perquisites

We provide a limited number of perquisites intended to assist executive officers in the performance of their duties on behalf of the Corporation. We provide financial consulting and tax return preparation services and personal use of company automobiles as perquisites to our executive officers. If circumstances warrant and if pre-approved by our CEO, we permit personal use of private aircraft on a limited basis. We also reimburse executive officers for the payment of personal income taxes in connection with the use of company vehicles in certain circumstances and taxable relocation expenses. The Compensation and Benefits Committee periodically reviews the types and costs of perquisites to ensure they remain aligned with our compensation philosophy.

Stock Ownership Guidelines

Supporting our guiding principle of alignment with stockholders’ interests, we have a long-standing practice of emphasizing stock ownership and maintaining robust stock ownership guidelines for named executive officers at or above industry practice. Each executive officer is expected to meet his or her respective minimum ownership level within five years of becoming an executive officer. Until such time as any executive officer meets the minimum ownership level requirement, he or she is expected to retain 100% of the net, after-tax shares received upon vesting of equity awards or stock option exercises. As of December 31, 2017, each of our named executive officers met or exceeded our stock ownership guidelines.

Stock Ownership Guidelines
Expected Ownership as Multiple of Base Salary
Chairman / CEO	10x
President / Chief Operating Officer	7x
Chief Financial Officer / Business Presidents	5x

Forfeiture and Recoupment

All awards granted to named executive officers since 2012 under our long-term incentive compensation program are subject to forfeiture or recoupment in the event of misconduct resulting in a restatement of the Corporation’s financial statements and certain other types of misconduct. Such awards also are subject to forfeiture and recoupment provisions relating to “ex-post” risk, meaning risk resulting from the recipient’s inappropriate risk-taking that does not materialize until after the performance period in which such inappropriate risk-taking takes place. Additionally, since 2013, all restricted stock unit awards to named executive officers are subject to forfeiture or recoupment if it is determined that the applicable named executive officer has engaged in inappropriate risk-taking which resulted in certain events deemed to be “significant risk outcomes.” An analysis of significant risk outcomes is completed annually to determine if such significant risk outcomes were tied to inappropriate risk-taking. The results of this analysis are reviewed by the Compensation and Benefits Committee.

With respect to long-term incentive compensation awards made prior to February 21, 2017, the foregoing forfeiture and recoupment requirements are contained in the individual award agreements between the Corporation and our named executive officers. Forfeiture and recoupment requirements applicable to long-term incentive compensation awards made on or after such date are contained in the Policy on Recoupment adopted by the Compensation and Benefits Committee on February 20, 2017. Effective February 19, 2018, the Policy on Recoupment was amended to provide that awards under our short-term incentive compensation programs made on or after such date are also subject to each of the forfeiture and recoupment requirements described above.

Hedging Policy

We maintain a Securities Transactions Policy and Procedures which, among other things, prohibits directors, employees, and certain of their family members from engaging in short selling, margining, pledging or hypothecating our securities, and from trading in options, warrants, puts, calls or similar instruments on our securities.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee is responsible for providing oversight of the compensation of the directors and executive officers of the Corporation. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and this Proxy Statement for the 2018 Annual Meeting of Stockholders, each of which is filed with the SEC.

Compensation and Benefits Committee

Charles A. Tribbett III (Chair)

Linda Walker Bynoe

Thomas E. Richards

John W. Rowe

Martin P. Slark

Summary Compensation Table

The following table sets forth the information concerning the compensation paid to or earned by the named executive officers for 2017, 2016 and 2015.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Frederick H. Waddell Chairman	2017	$1,000,000	—	$4,860,120	$1,603,842	$2,850,000	$1,444,456	$92,265	$11,850,683
	2016	1,000,000	—	5,400,067	1,637,386	2,700,000	333,477	96,392	11,167,322
	2015	993,750	$2,413,689	4,987,508	1,477,612	2,800,000	—	87,991	12,760,550
Michael G. O’Grady President and Chief Executive Officer	2017	800,000	—	2,362,562	779,644	1,250,000	98,968	30,687	5,321,861
	2016	606,250	—	1,687,561	511,696	955,000	80,023	24,750	3,865,280
	2015	600,000	724,107	1,500,037	444,407	1,000,000	62,938	18,000	4,349,489
S. Biff Bowman Chief Financial Officer	2017	625,000	—	1,518,771	501,209	900,000	713,100	29,245	4,287,325
	2016	568,750	—	1,687,561	511,696	825,000	434,598	26,507	4,054,112
	2015	537,500	—	1,500,037	444,407	850,000	31,870	20,545	3,384,359
Steven L. Fradkin President—Wealth Management	2017	625,000	—	1,620,128	534,621	1,100,000	1,235,854	30,532	5,146,135
	2016	606,250	—	1,687,561	511,696	950,000	733,694	28,543	4,517,744
	2015	600,000	724,107	1,500,037	444,407	1,000,000	21,367	22,652	4,312,570
Jana R. Schreuder Chief Operating Officer	2017	750,000	—	2,193,750	723,965	1,000,000	1,292,895	38,470	5,999,080
	2016	693,750	—	2,250,081	682,256	950,000	765,294	37,562	5,378,943
	2015	656,250	724,107	1,875,028	555,495	1,000,000	8,270	34,588	4,853,738

(1) Positions reflected in this column reflect current positions. Mr. Waddell served as the Corporation’s Chairman and CEO for the entirety of 2017. Effective January 1, 2018, Mr. Waddell stepped down from the position of CEO, with Mr. O’Grady succeeding him in that capacity. Mr. O’Grady has served as President of the Corporation since January 1, 2017, and prior to that had served as President of the Corporation’s Corporate & Institutional Services business from 2014–2016. Further discussion with respect to the Corporation’s leadership transition is set forth under “Board Leadership Structure” beginning on page 20.

(2) Amounts in this column represent long-term cash incentive awards, granted in February 2012 for 2011 performance, which vested in February 2015. Long-term cash incentive awards were granted to named executive officers in February 2012 due to changes in the long-term incentive compensation plan design and no such awards have been granted since February 2012. The amount of the award granted to each named executive officer in February 2012 is as follows: Mr. Waddell: $2,333,333; Mr. O’Grady: $700,000; Mr. Fradkin: $700,000; and Ms. Schreuder: $700,000. Amounts in this column also include interest credited on such awards from the date of grant through the vesting date at a rate equal to the mid-term applicable federal rate for the month of February 2012, compounded annually, in accordance with the terms of such awards.

(3) Amounts in this column represent the grant date fair value of the restricted stock unit and performance stock unit awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). See “Note 22—Share-Based Compensation Plans” to the consolidated financial statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the assumptions made by the Corporation in the valuation of these stock unit awards. This column includes the following amounts in 2017 with respect to performance stock units, which are based on achievement of target performance levels: Mr. Waddell: $3,240,080; Mr. O’Grady: $1,575,041; Mr. Bowman: $1,012,514; Mr. Fradkin: $1,080,056; and Ms. Schreuder: $1,462,500. If the maximum level of performance were attained, the value of the performance stock units would be as follows: Mr. Waddell: $4,860,119; Mr. O’Grady: $2,362,562; Mr. Bowman: $1,518,771; Mr. Fradkin: $1,620,128; and Ms. Schreuder: $2,193,751. See the narrative under “Description of Certain Awards Granted in 2017” beginning on page 57 of this Proxy Statement for more information on these awards.

(4) Amounts in this column represent the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. See “Note 22—Share-Based Compensation Plans” to the consolidated financial statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the assumptions made by the Corporation in the valuation of these option awards. See the narrative under “Description of Certain Awards Granted in 2017” beginning on page 57 of this Proxy Statement for more information on these awards.

(5) Amounts in this column represent the annual cash incentives earned by the named executive officers in the applicable years under the Management Performance Plan.

(6) Amounts in this column represent the aggregate increase in actuarial present values of accumulated benefits under the Pension Plan and the Supplemental Pension Plan. At December 31, 2015, the applicable discount rate increased to 4.71%, resulting in a decrease in the present value of benefits under the Traditional Formula for each named executive officer relative to December 31, 2014, except for Mr. O’Grady, whose benefits are accrued under the Pension Plan’s “Pension Equity Plan (PEP) Formula.” This decrease was more than offset by increases in the present value of benefits attributable to other factors for Mr. Bowman, Mr. Fradkin, and Ms. Schreuder, while the present value of benefits for Mr. Waddell decreased by $387,577. At December 31, 2016 and December 31, 2017, the applicable discount rate decreased to 4.46% and 3.79%, respectively, resulting in an increase in the present value of benefits under the Traditional Formula. See “Pension Benefits” beginning on page 63 of this Proxy Statement for additional information.

(7) The following table sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2017.

Name	Contributions to TIP and Supplemental TIP ($)(a)	Perquisites and Other Personal Benefits ($)(b)	Tax Reimbursements ($)(c)	Total ($)
Mr. Waddell	$30,000	$41,104	$21,161	$92,265
Mr. O’Grady	24,000	6,640	47	30,687
Mr. Bowman	18,750	9,581	914	29,245
Mr. Fradkin	18,750	11,380	402	30,532
Ms. Schreuder	22,500	15,609	361	38,470

(a) Includes matching contributions made by the Corporation on behalf of named executive officers participating in TIP and Supplemental TIP.

(b) With respect to Mr. Waddell, represents financial consulting and tax return preparation services ($16,500) and personal use of company automobiles ($24,604). With respect to Mr. O’Grady, represents financial consulting and tax return preparation services ($6,500) and personal use of company automobiles ($140). With respect to Mr. Bowman, represents financial consulting and tax return preparation services ($8,900), including tax preparation services in conjunction with an overseas assignment, and personal use of company automobiles ($681). With respect to Mr. Fradkin, represents financial consulting and tax return preparation services ($10,925) and personal use of company automobiles ($455). With respect to Ms. Schreuder, represents financial consulting and tax return preparation services ($15,140) and personal use of company automobiles ($469).

(c) Represents tax reimbursements provided in connection with personal use of company automobiles and, with respect to Mr. Bowman, taxable expenses relating to an overseas assignment.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Mr. Waddell	—		$2,700,000	$7,194,000
	2/21/2017								83,621	$88.06	$1,603,842
	2/21/2017							18,397			1,620,040
	2/21/2017				9,199	36,794	55,191				3,240,080
Mr. O’Grady	—		955,000	4,796,000
	2/21/2017								40,649	88.06	779,644
	2/21/2017							8,943			787,521
	2/21/2017				4,472	17,886	26,829				1,575,041
Mr. Bowman	—		825,000	3,597,000
	2/21/2017								26,132	88.06	501,209
	2/21/2017							5,749			506,257
	2/21/2017				2,875	11,498	17,247				1,012,514
Mr. Fradkin	—		950,000	3,597,000
	2/21/2017								27,874	88.06	534,621
	2/21/2017							6,133			540,072
	2/21/2017				3,067	12,265	18,398				1,080,056
Ms. Schreuder	—		950,000	4,796,000
	2/21/2017								37,746	88.06	723,965
	2/21/2017							8,304			731,250
	2/21/2017				4,152	16,608	24,912				1,462,500

(1) These columns show information regarding payouts under the Management Performance Plan. The amount set forth under the Maximum column represents the highest potential payout under the plan based on the Corporation’s 2017 performance. Although the plan does not provide for a target or threshold, the amount set forth under the Target column represents the amount actually awarded to the named executive officer in 2017 in respect of 2016 performance.

(2) The amounts set forth under the Threshold, Target and Maximum columns represent the number of shares of common stock that would be paid out under the performance stock units granted in February 2017 if the Corporation achieves a three-year return on equity of 7.5%, 12.0% or 15.0% or greater, respectively.

(3) This column shows the number of restricted stock units granted to the named executive officers in 2017.

(4) This column shows the number of shares that may be issued to the named executive officers upon exercise of stock options granted in 2017.

(5) Represents the grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718 (using the target level of performance for performance stock unit awards), disregarding any estimated forfeitures.

Description of Certain Awards Granted in 2017

Performance Stock Units

Each performance stock unit constitutes the right to receive a share of the Corporation’s common stock and vests over a three-year performance period, subject to satisfaction of specified performance targets (“performance conditions”) that are a function of return on equity, and continued employment until the end of the vesting period. Dividend equivalents granted to named executive officers in 2017 will be deferred into a cash account and paid at the time the award vests only with respect to the portion of the cash account attributable to performance stock units that actually vest upon satisfaction of the applicable performance conditions. For awards granted in 2017, accrued dividend equivalents are credited with interest at a rate equal to the mid-term applicable federal rate for the month in which the grant was made, compounded annually.

For awards granted to named executive officers in 2017, if during the performance period the executive terminates employment under certain circumstances entitling the executive to benefits under the Corporation’s severance plan, such executive’s performance stock units will be eligible for pro rata vesting (with an extra twelve months of vesting) and distribution at the end of the performance period, subject to certain conditions, including satisfaction of the performance conditions. Upon the death or disability of an executive during the performance period, or if an executive retires after satisfying applicable age and service requirements, such executive’s performance stock units will be eligible for full vesting and distribution at the end of the performance period, subject to certain conditions, including satisfaction of the applicable performance conditions.

Upon a change in control, a pro rata portion of each performance stock unit award (based on actual performance during the portion of the performance period that has elapsed as of the change in control) will be converted into an award with respect to the acquirer of an equal economic value. The remainder of the performance award converts at the target level of performance specified in the performance stock unit agreement into an award with respect to the acquirer of an equal economic value. Both the portion of each performance stock unit award that is based on actual performance and the portion that is based on the target level of performance vest subject only to the continued employment of the recipient through the remainder of the applicable performance period, and are paid out at the end of the performance period, subject to acceleration of vesting upon a qualifying termination, in which event the units are distributed at that time. In the event that a change in control occurs and the acquirer refuses or is unable to agree to the foregoing conversion and vesting provisions, the award will be vested at the time of the change in control. The foregoing notwithstanding, each of our current named executive officers is party to an employment security agreement, which specifies that in the event of a change in control all performance stock units granted to such named executive officer would become fully vested. See “Potential Payments Upon Termination of Employment or a Change in Control of the Corporation” beginning on page 69 for further information.

Restricted Stock Units

Restricted stock units granted to our named executive officers in 2017 vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. Awards granted on or after February 20, 2018 will vest 25% each year for four years. Each restricted stock unit award entitles an executive to receive one share of common stock when the award vests, subject to continued

employment until the end of the vesting period. Dividend equivalents on these restricted stock units are deferred into a cash account and paid at the time the awards vest, only with respect to the portion of the cash account attributable to restricted stock units that actually vest. For awards granted to named executive officers in 2017, accrued dividends are credited with interest at a rate equal to the mid-term applicable federal rate for the month in which the grant was made, compounded annually.

For awards granted to named executive officers in 2017, if during the vesting period an executive terminates employment under certain circumstances entitling the executive to benefits under the Corporation’s severance plan, the executive will be entitled to receive a distribution of a prorated number of restricted stock units which will provide for an extra twelve months of vesting. In addition, if an executive retires after satisfying applicable age and service requirements, such executive’s restricted stock units will continue to vest in accordance with their terms. Upon the death or disability of an executive during the vesting period, such executive will be entitled to the full vesting and distribution of any unvested restricted stock units.

Upon a change in control of the Corporation, all restricted stock units granted to executive officers will, under the terms and conditions of the applicable award agreements, be converted into units of the acquirer and continue to vest in accordance with the regular vesting schedule; provided, however, that they become fully vested in connection with a change in control if the executive experiences a qualifying termination of employment following the change in control (in which case they are distributed within sixty days). In the event that a change in control occurs and the acquirer refuses or is unable to agree to the foregoing conversion and vesting provisions, the award will be vested at the time of the change in control. The foregoing notwithstanding, each of our current named executive officers is party to an employment security agreement which specifies that in the event of a change in control all restricted stock units granted to such named executive officer would become fully vested. See “Potential Payments Upon Termination of Employment or a Change in Control of the Corporation” beginning on page 69 for further information.

Stock Options

All stock options granted to named executive officers in 2017 had an exercise price equal to the closing sale price of the common stock on the date of grant and expire ten years after the date of the grant. Stock options generally vest in equal annual installments over a four-year vesting period, subject to continued employment until the end of the vesting period.

If an executive retires after satisfying applicable age and service requirements, the executive’s outstanding stock options continue to vest in accordance with their terms and, once vested, may be exercised until the earlier of five years following retirement or the expiration date of the option. If the executive’s employment is terminated under certain circumstances entitling the executive to severance benefits, the executive’s stock options (whether vested or unvested) may be exercised until the earlier of 180 days following termination of employment or the expiration date of the option, provided that if the executive is retirement eligible upon his or her termination of employment under the severance plan, the executive’s stock options (whether vested or unvested) become vested upon the executive’s termination of employment and may be exercised until the earlier of five years from the executive’s effective date of retirement or the expiration of the option. If an executive dies or becomes disabled, the executive’s outstanding stock options become vested and may be exercised until the earlier of five years following death or disability or the expiration date of the option. In other instances, in the absence of a change in control, vested stock options expire on the earlier of three months following termination of employment or the expiration date of the option, and unvested stock options expire on termination of employment.

Upon a change in control of the Corporation, all stock options granted to named executive officers convert to options relating to the stock of the acquirer and continue to vest in accordance with the regular vesting schedule; provided, however, that they become fully vested in connection with a change in control if the executive experiences a qualifying termination of employment following the change in control (in which case the options on the acquirer stock remain exercisable until the expiration of the option), or if they are not assumed in the transaction (in which case the employee is entitled to a cash payment equal to the “spread” between the transaction consideration and the option exercise price). The foregoing notwithstanding, each of our current named executive officers is party to an employment security agreement which specifies that in the event of a change in control all options granted to such named executive officer would become fully vested. See “Potential Payments Upon Termination of Employment or a Change in Control of the Corporation” beginning on page 69 for further information.

As discussed under “Long-Term Incentive Compensation” beginning on page 46, we have discontinued the use of stock options as a component of our long-term incentive compensation program beginning with the long-term incentive compensation grants made in February 2018 for 2017 performance.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Waddell	61,473	20,491(3)	$60.85	2/10/2024	85,859(7)	$8,576,456	191,643(12)	$19,143,219
	39,466	39,464(4)	70.21	2/17/2025
	27,591	82,771(5)	58.25	2/16/2026
	—	83,621(6)	88.06	2/21/2027
Mr. O’Grady	96,700	—	38.78	10/18/2021	29,830(8)	2,979,719	68,776(13)	6,870,035
	48,110	—	43.65	2/13/2022
	28,469	—	52.69	2/11/2023
	18,489	6,162(3)	60.85	2/10/2024
	11,870	11,869(4)	70.21	2/17/2025
	8,623	25,866(5)	58.25	2/16/2026
	—	40,649(6)	88.06	2/21/2027
Mr. Bowman	21,352	—	52.69	2/11/2023	25,917(9)	2,588,849	59,194(14)	5,912,889
	15,253	5,084(3)	60.85	2/10/2024
	11,870	11,869(4)	70.21	2/17/2025
	8,623	25,866(5)	58.25	2/16/2026
	—	26,132(6)	88.06	2/21/2027
Mr. Fradkin	7,117	—	52.69	2/11/2023	26,760(10)	2,673,056	60,345(15)	6,027,862
	6,163	6,162(3)	60.85	2/10/2024
	11,870	11,869(4)	70.21	2/17/2025
	8,623	25,866(5)	58.25	2/16/2026
	—	27,874(6)	88.06	2/21/2027
Ms. Schreuder	—	6,162(3)	60.85	2/10/2024	33,838(11)	3,380,078	79,357(16)	7,926,971
	14,837	14,836(4)	70.21	2/17/2025
	11,497	34,488(5)	58.25	2/16/2026
	—	37,746(6)	88.06	2/21/2027

(1) The market value of the restricted stock units included in this column is based on a price of $99.89 per share (the closing market price of the Corporation’s common stock on December 29, 2017).

(2) The market value of the performance stock units included in this column is based on a price of $99.89 per share (the closing market price of the Corporation’s common stock on December 29, 2017).

(3) Options originally granted February 10, 2014, with 25% of the award vesting on each anniversary of the grant date. Accordingly, all remaining unvested options vest on February 10, 2018.

(4) Options originally granted February 17, 2015, with 25% of the award vesting on each anniversary of the grant date. Accordingly, the remaining unvested options vest in equal portions on each of February 17, 2018 and 2019.

(5) Options originally granted February 16, 2016, with 25% of the award vesting on each anniversary of the grant date. Accordingly, the remaining unvested options vest in equal portions on each of February 16, 2018, 2019 and 2020.

(6) Options originally granted February 21, 2017, with 25% of the award vesting on each anniversary of the grant date. Accordingly, the remaining unvested options vest in equal portions on each of February 21, 2018, 2019, 2020 and 2021.

(7) Consists of 13,661 units vesting on February 10, 2018, 11,840 units vesting on February 17, 2018, 15,451 units vesting on February 16, 2019, 11,839 units vesting on February 17, 2019, 15,451 units vesting on February 16, 2020, 8,809 units vesting on February 21, 2020, and 8,808 units vesting on February 21, 2021.

(8) Consists of 4,108 units vesting on February 10, 2018, 3,561 units vesting on February 17, 2018, 4,829 units vesting on February 16, 2019, 3,561 units vesting on February 17, 2019, 4,828 units vesting on February 16, 2020, 4,472 units vesting on February 21, 2020 and 4,471 units vesting on February 21, 2021.

(9) Consists of 3,389 units vesting on February 10, 2018, 3,561 units vesting on February 17, 2018, 4,829 units vesting on February 16, 2019, 3,561 units vesting on February 17, 2019, 4,828 units vesting on February 16, 2020, 2,875 units vesting on February 21, 2020 and 2,874 units vesting on February 21, 2021.

(10) Consists of 4,108 units vesting on February 10, 2018, 3,561 units vesting on February 17, 2018, 4,829 units vesting on February 16, 2019, 3,561 units vesting on February 17, 2019, 4,828 units vesting on February 16, 2020, 2,937 units vesting on February 21, 2020 and 2,936 units vesting on February 21, 2021.

(11) Consists of 4,108 units vesting on February 10, 2018, 4,451 units vesting on February 17, 2018, 6,438 units vesting on February 16, 2019, 4,451 units vesting on February 17, 2019, 6,438 units vesting on February 16, 2020, 3,976 units vesting on February 21, 2020 and 3,976 units vesting on February 21, 2021.

(12) Consists of the following maximum number of shares Mr. Waddell may receive under performance stock units: 59,198 shares underlying performance stock units granted in 2015; 77,254 shares underlying performance stock units granted in 2016; and 55,191 shares underlying performance stock units granted in 2017. The distribution of shares underlying the performance stock units granted in 2015 took place on January 23, 2018, with 52,899 shares actually being distributed to Mr. Waddell. The actual number of shares distributed with respect to performance stock units granted in 2016 and 2017 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

(13) Consists of the following maximum number of shares Mr. O’Grady may receive under performance stock units: 17,804 shares underlying performance stock units granted in 2015; 24,143 shares underlying performance stock units granted in 2016; and 26,829 shares underlying performance stock units granted in 2017. The distribution of shares underlying the performance stock units granted in 2015 took place on January 23, 2018, with 15,909 shares actually being distributed to Mr. O’Grady. The actual number of shares distributed with respect to performance stock units granted in 2016 and 2017 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

(14) Consists of the following maximum number of shares Mr. Bowman may receive under performance stock units: 17,804 shares underlying performance stock units granted in 2015; 24,143 shares underlying performance stock units granted in 2016; and 17,247 shares underlying performance stock units granted in 2017. The distribution of shares underlying the performance stock units granted in 2015 took place on January 23, 2018, with 15,909 shares actually being distributed to Mr. Bowman. The actual number of shares distributed with respect to performance stock units granted in 2016 and 2017 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

(15) Consists of the following maximum number of shares Mr. Fradkin may receive under performance stock units: 17,804 shares underlying performance stock units granted in 2015; 24,143 shares underlying performance stock units granted in 2016; and 18,398 shares underlying performance stock units granted in 2017. The distribution of shares underlying the performance stock units granted in 2015 took place on January 23, 2018, with 15,909 shares actually being distributed to Mr. Fradkin. The actual number of shares distributed with respect to performance stock units granted in 2016 and 2017 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

(16) Consists of the following maximum number of shares Ms. Schreuder may receive under performance stock units: 22,255 shares underlying performance stock units granted in 2015; 32,190 shares underlying performance stock units granted in 2016; and 24,912 shares underlying performance stock units granted in 2017. The distribution of shares underlying the performance stock units granted in 2015 took place on January 23, 2018, with 19,887 shares actually being distributed to Ms. Schreuder. The actual number of shares distributed with respect to performance stock units granted in 2016 and 2017 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

Option Exercises and Stock Vested

The following table sets forth information regarding exercises of stock options and vesting of stock awards for each named executive officer in 2017.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(2)
Mr. Waddell	528,545	$21,734,701	88,466	$7,787,355
Mr. O’Grady	—	—	26,373	2,319,351
Mr. Bowman	23,167	925,868	21,402	1,882,763
Mr. Fradkin	21,059	345,109	26,633	2,344,645
Ms. Schreuder	166,307	6,579,147	26,725	2,353,595

(1) The value realized on the exercise of stock options represents the pre-tax difference between the option exercise price and the fair market value of the common stock on the date of exercise.

(2) The value realized on the distribution of stock units represents the number of stock units that vested multiplied by the fair market value of the common stock on the date of vesting.

Pension Benefits

Information with respect to accrued benefits of each named executive officer under the Pension Plan as of December 31, 2017 is as follows.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Waddell	Qualified Pension Plan	35.0	$2,135,171	—
	Supplemental Pension Plan	35.0	20,295,139	—
Mr. O’Grady	Qualified Pension Plan	6.4	70,188	—
	Supplemental Pension Plan	6.4	333,059	—
Mr. Bowman	Qualified Pension Plan	32.5	1,422,166	—
	Supplemental Pension Plan	32.5	2,592,548	—
Mr. Fradkin	Qualified Pension Plan	32.7	1,489,522	—
	Supplemental Pension Plan	32.7	6,235,712	—
Ms. Schreuder	Qualified Pension Plan	35.0	1,927,866	—
	Supplemental Pension Plan	35.0	7,959,649	—

Pension Plan and Supplemental Pension Plan

Defined benefit pension benefits are provided generally to employees under the Pension Plan and to certain employees (including the named executive officers) under the Supplemental Pension

Plan. The Pension Plan is a tax-qualified retirement plan that provides a retirement benefit as described below, which is subject to various limitations of the Internal Revenue Code and the Pension Plan. The Supplemental Pension Plan is a nonqualified retirement plan that provides the portion of an employee’s benefit that cannot be paid under the Pension Plan due to Internal Revenue Code and Pension Plan limits. The material terms and conditions of the Pension Plan and the Supplemental Pension Plan as they relate to the named executive officers include the following.

Eligibility

Eligible employees participate in the Pension Plan beginning the first day of the month following the completion of six months of vesting service. Employees with six months of vesting service who would have a portion of their benefit from the Pension Plan limited due to Internal Revenue Code or Pension Plan restrictions also participate in the Supplemental Pension Plan.

Benefit Formula—Traditional Formula

Prior to April 1, 2012, the benefits of the named executive officers, except for Mr. O’Grady, were determined under the Pension Plan’s “Traditional Formula.” To determine a participant’s benefit, the Traditional Formula first multiplies 1.8% by the average of the participant’s highest sixty consecutive calendar months of eligible pay. This amount is further multiplied by the participant’s years of credited service (up to a maximum of thirty-five years). The Social Security offset is then determined by multiplying 0.5% by (i) the lesser of the participant’s Social Security covered compensation limit or the average of the participant’s eligible pay for the three consecutive calendar years prior to retirement, with calendar year compensation not to exceed the Social Security taxable wage base in effect for a given calendar year, by (ii) the participant’s years of credited service (up to thirty-five years). This offset is subtracted from the benefit amount previously calculated to determine the annual benefit amount produced by the Traditional Formula.

For purposes of the Traditional Formula:

●

“Eligible pay” means base salary (including any before-tax payroll deductions), shift differentials, overtime and certain types of performance-based incentive compensation, including cash, Northern Performance Incentives under the Northern Partners Incentive Plan (“NPIP”), compensation under the Management Performance Plan, payments from the former Annual Performance Plan and the cash value of stock options which were specifically paid in lieu of cash incentives from January 1, 2002 through April 30, 2004. Cash incentives deferred under the Northern Trust Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) are not included in eligible pay under the Pension Plan but are included in eligible pay under the Supplemental Pension Plan.

●

“Social Security covered compensation” means the average of the Social Security taxable wage base for each of the thirty-five calendar years ending in the year in which the participant attains Social Security retirement age. In determining Social Security covered compensation as of a certain year, the taxable wage base for any subsequent year is assumed to be the same as for the determination year.

Benefit Formula—PEP Formula

Effective June 1, 2001, the Pension Plan was amended to provide that benefits of all newly hired employees of the Corporation and its affiliates would be calculated under the Pension Plan’s

“Pension Equity Plan (PEP) Formula.” Because Mr. O’Grady commenced employment on August 15, 2011, his benefits under the Pension Plan and Supplemental Pension Plan for his entire period of credited service are calculated under the PEP Formula. Under the PEP Formula, each year a participant earns a specific pension credit “percentage,” determined in accordance with a schedule in the Pension Plan that varies directly with his or her total number of years of credited service. Participants currently earn a 4% pension credit percentage for each of their first ten credited years of service, with the pension credit percentage increasing by one percentage point for the eleventh year of service and every fifth year thereafter through the end of their thirty-fifth year of service (after which no additional pension credit percentages are earned). A participant’s PEP Formula lump sum amount is equal to the sum of his or her pension credit percentages multiplied by the average of the participant’s highest sixty consecutive calendar months of eligible pay. Prior to April 1, 2012, eligible pay was defined the same for the PEP Formula as for the Traditional Formula, except that eligible pay under the PEP Formula also included cash sales and technical incentives under the NPIP up to 50% of the participant’s prior year’s base pay. Effective April 1, 2012, eligible pay under the PEP Formula includes all cash incentives under the NPIP. A participant’s annual benefit under the PEP Formula is equal to a single life annuity commencing at age 65 that is the actuarial equivalent of his or her PEP Formula lump sum amount. The single life annuity is calculated using interest rate and mortality assumptions specified in the Pension Plan.

Benefit Formula—Changes

As noted above, effective June 1, 2001, the Pension Plan was amended to provide that benefits of all newly hired employees of the Corporation and its affiliates would be calculated under a version of the PEP Formula. All employees already employed by the Corporation and its affiliates prior to such time were provided the opportunity to elect whether to accrue future benefits under such PEP Formula or the Traditional Formula. Effective April 1, 2012, the Pension Plan was further amended to provide that for credited service earned after March 31, 2012, all employees, including those who had previously elected the Traditional Formula, will accrue benefits pursuant to the revised PEP Formula described above. Accordingly, the named executive officers, other than Mr. O’Grady, will be entitled to an annual benefit equal to the sum of their accruals: (i) under the Traditional Formula for periods of credited service before April 1, 2012; and (ii) under the amended PEP Formula for their periods of credited service after March 31, 2012. Each such executive’s pre-April 1, 2012 Traditional Formula benefits will be based on credited service and average compensation calculated as of March 31, 2012, provided that the executive’s average compensation as of March 31, 2012, will be indexed at a rate of 1.5% per year for any period on and after April 1, 2012, during which the executive earns credited service under the Pension Plan.

Although the April 1, 2012 changes made to the Pension Plan are anticipated to moderate any future pension value increases, the present value of benefits under the Traditional Formula is sensitive to changes in interest rates. The decrease in discount rate used to calculate the present value of pension benefits from 4.46% to 3.79% at December 31, 2017 resulted in an increase in the present value of benefits under the Traditional Formula for each of the named executive officers, except for Mr. O’Grady, whose benefits are all accrued under the PEP Formula. The other primary factors influencing pension values include an increase of the final average pay calculation and the application of the average pay across years of credited service under the Pension Plan.

Benefit Formula—Supplemental Pension Plan

Pension benefits are first calculated under the combined Traditional Formula and PEP Formulas or solely under the PEP Formula, as applicable, without regard to Internal Revenue Code limits and including in eligible pay the amounts deferred under the Deferred Compensation Plan. They are then recalculated applying Internal Revenue Code limits and excluding Deferred Compensation Plan deferrals from eligible pay to determine the amount of the benefit that is payable from the Pension Plan. The difference between the total benefit calculation and the Pension Plan calculation is paid from the Supplemental Pension Plan.

Benefit Entitlement

A participant is eligible to receive a benefit under the Pension Plan and Supplemental Pension Plan after completing three years of vesting service.

Retirement

A participant is generally eligible for a normal retirement benefit based on the combined Traditional and PEP Formulas or based solely on the PEP Formula, as described above, if his or her employment terminates on or after age 65 and he or she has completed at least five years of vesting service. A participant is eligible for an early retirement benefit if his or her employment terminates on or after age 55 and he or she has completed fifteen years of credited service. A participant who terminates employment with three years of vesting service but prior to becoming eligible for a normal or early retirement benefit is eligible for a “vested terminee” benefit commencing any time after termination. Mr. Waddell, Mr. Fradkin, and Ms. Schreuder are each eligible for early retirement benefits.

Under the Traditional Formula, the early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.5% for each month payments are received prior to age 62 (or prior to age 60 under certain circumstances). Participants eligible for a “vested terminee” benefit are entitled to benefit payments that are reduced by 0.5% for each month up to 120 months that payments are received prior to age 65, then actuarially reduced for each month that payments are received prior to age 55.

Under the PEP Formula, both the early retirement benefit and “vested terminee” benefit are equal to the normal retirement benefit (in the form of a monthly single life annuity as described above), adjusted for early commencement prior to age 65. The adjustment is made using interest rate and mortality assumptions specified in the Pension Plan.

Form of Benefit Payment

The normal form of benefit payment under the Pension Plan is a single life annuity in the case of an unmarried participant and a 50% joint and survivor annuity in the case of a married participant, although optional forms of payment are available, depending on marital status and age and years of service. A lump sum option is available in all cases. All optional forms are the actuarial equivalent of the normal form of payment. The normal form of benefit under the Supplemental Pension Plan is a five-year certain annuity, payable to the participant in five annual installments; if the participant dies prior to receiving full benefits, payments will continue for the remainder of the five years to a designated beneficiary. Any installment payments are credited with interest pursuant to a market-based formula set forth in the Supplemental Pension Plan. If the value of the Supplemental Pension Plan benefit is $125,000 or less, the benefit is paid in a single lump sum.

Assumptions

The assumptions used in calculating the present value of the accumulated benefit are set forth in “Note 21—Employee Benefits” to the consolidated financial statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017. The Corporation does not grant extra years of credited service under the Pension Plan, other than as noted below under “Potential Payments Upon Termination of Employment or a Change in Control of the Corporation.”

Nonqualified Deferred Compensation

Name	Form of Deferred Compensation	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mr. Waddell	Deferred Compensation Plan	—	—	—	—	—
	Supplemental TIP	$43,800	$21,900	$375,905	—	$2,087,332
	Deferred Stock Units	—	—	1,243,998	—	11,463,376
Mr. O’Grady	Deferred Compensation Plan	—	—	—	—	—
	Supplemental TIP	31,800	15,900	9,162	—	182,077
	Deferred Stock Units	—	—	—	—	—
Mr. Bowman	Deferred Compensation Plan	—	—	—	—	—
	Supplemental TIP	35,500	10,650	38,005	—	316,811
	Deferred Stock Units	—	—	—	—	—
Mr. Fradkin	Deferred Compensation Plan	—	—	28,629	—	153,252
	Supplemental TIP	21,300	10,650	181,843	—	1,008,367
	Deferred Stock Units	—	—	204,735	—	1,886,622
Ms. Schreuder	Deferred Compensation Plan	—	—	—	—	—
	Supplemental TIP	28,800	14,400	107,651	—	912,268
	Deferred Stock Units	—	—	102,004	—	939,965

(1) Amounts in this column also are included in each named executive officer’s compensation reported in the “Summary Compensation Table,” as “Salary.”

(2) Amounts in this column also are included in each named executive officer’s “All Other Compensation” in the “Summary Compensation Table.”

(3) The aggregate earnings in this column are not “above-market” and thus are not included in the “Summary Compensation Table.”

(4) All amounts in this column have previously been included in each named executive officer’s compensation reported in the “Summary Compensation Table” to the extent that compensation data for each such officer, generally, has been included in such table.

Deferred Compensation Plan

The Corporation provides certain highly compensated employees, including the named executive officers, the opportunity to defer up to 100% of their short-term incentive awards that would otherwise be payable in a specified calendar year into the Deferred Compensation Plan. Deferred amounts represent general unsecured obligations of the Corporation. The Corporation has established a grantor trust (referred to as a “rabbi” trust), under which the assets of the Deferred Compensation Plan are held and invested, to assist the Corporation in satisfying its obligations under the Deferred Compensation Plan when a distribution event occurs. The Corporation does not provide any matching contributions or guaranteed rates of return with respect to deferred amounts. Earnings credited with respect to amounts deferred under the Deferred Compensation Plan are based on the performance of a variety of investment alternatives made available under the plan and selected by the participant. Participants are fully vested in the amounts they defer at all times.

Each participant in the Deferred Compensation Plan makes an annual irrevocable election prior to the beginning of each performance year. Awards are generally deferred until retirement, with the option to elect a short-term deferral of at least three years. At the time the participant makes a deferral election, he or she must also elect whether retirement deferrals will be distributed in a lump sum or in five- or ten-year installments. If the participant’s employment ends for any reason other than retirement before the short-term deferral distribution date, the participant’s account balance will be distributed in a lump sum. If the participant is deemed to be a “key employee,” as defined by the Internal Revenue Code, any short-term incentive award that was deferred after December 31, 2004 and is payable due to separation from service will be delayed for six months following the date of the separation.

Supplemental TIP

Supplemental TIP is a nonqualified retirement plan that provides the portion of an employee’s benefit that cannot be paid under TIP due to the Internal Revenue Code’s limit on the amount of a participant’s compensation that can be taken into account in determining TIP benefits. Account information provided for Supplemental TIP also includes account balances in the Northern Trust Corporation Supplemental Employee Stock Ownership Plan, which was frozen effective January 1, 2005, when the qualified Northern Trust Employee Stock Ownership Plan was merged into TIP. The material terms and conditions of Supplemental TIP as they relate to the named executive officers include the following.

Eligibility

An employee is eligible to participate in Supplemental TIP for any calendar year if he or she participates in TIP and as of the prior November 30 his or her base salary exceeded the Internal Revenue Code compensation limit. Employees are eligible to participate in TIP and elect salary deferrals immediately upon their hire, and are eligible for employer matching contributions beginning the first day of the month following the completion of six months of vesting service. All named executive officers participate in both plans.

Contributions

Each participant must make an election prior to the beginning of a calendar year to contribute to Supplemental TIP a portion of his or her base salary that exceeds the Internal Revenue Code compensation limit. The Corporation makes a matching contribution under Supplemental TIP using the formula in TIP, which is 50% of the first 6% of deferred salary, for a maximum matching contribution of 3% of salary.

Vesting

Each participant generally vests in the employer contributions under TIP and Supplemental TIP on a graduated basis of 20% per year over five years and is fully vested after five years. The named executive officers are fully vested in their TIP and Supplemental TIP accounts.

Investments

Each participant’s Supplemental TIP account is credited with earnings or losses based on various mutual fund investment alternatives made available under Supplemental TIP and selected by the participant (which are generally similar to the investment alternatives available to participants under TIP). On a daily basis, participants can change their Supplemental TIP investment alternatives among the alternatives offered in Supplemental TIP.

Distributions

No withdrawal or borrowing of Supplemental TIP assets is permitted during a participant’s employment. Distribution of the entire Supplemental TIP account balance generally is made to a participant within ninety days after the participant’s termination of employment. If the participant is deemed to be a “key employee,” as defined by the Internal Revenue Code, the portion of his or her Supplemental TIP account accruing after December 31, 2004 is distributed as a single lump sum following the six-month anniversary of the termination of employment.

Deferred Stock Units

Certain restricted stock units granted prior to 2010 were required to be deferred until the earlier of: (i) the year in which the Compensation and Benefits Committee reasonably anticipates that, if the payment is made during that year, the deduction of the payment will not be barred by Internal Revenue Code Section 162(m); or (ii) the period beginning with the date of the participant’s separation from service (as defined in the Corporation’s Amended and Restated 2002 Stock Plan) and ending on the later of the last day of the Corporation’s taxable year in which the participant incurs a separation from service or the fifteenth day of the third month following such separation from service. “Aggregate Earnings in Last FY” in the Nonqualified Deferred Compensation table above represent the change in the value of deferred stock units, which is based on the change in the value of the underlying shares of common stock into which the stock units convert.

Potential Payments Upon Termination of Employment or a Change in Control of the Corporation

In addition to benefits to which the Corporation’s employees would be entitled upon a termination of employment generally, the Corporation provides certain additional benefits to eligible employees upon certain types of termination of employment, including a termination of employment involving a change in control of the Corporation. Described below are the benefits that the named executive officers would receive upon certain types of termination of employment, upon a change in control of the Corporation and upon a termination following a change in control of the Corporation.

Equity Compensation Plans and Agreements

As described above under “Description of Certain Awards Granted in 2017” beginning on page 57, the Corporation’s equity compensation plans and agreements provide enhanced benefits to named executive officers upon a termination of employment with the Corporation or a subsidiary due to death, disability, or retirement (when such termination is not a termination described in his or her employment security agreement as discussed below).

In the case of a termination of a named executive officer’s employment due to death, disability or severance, stock options granted under equity compensation plans will accelerate. In the case of a termination of a named executive officer’s employment due to retirement (after satisfying applicable age and service requirements), stock options granted under equity compensation plans will continue vesting. In the case of a termination of a named executive officer’s employment due to death or disability, equity award agreements for restricted stock units and performance stock units granted prior to February 17, 2015 provide for prorated vesting of units and awards granted on or after February 17, 2015 provide for the full vesting of such units. In the case of a termination of a named executive officer’s employment due to severance, equity award agreements for restricted stock units and performance stock units provide for prorated vesting of units. In the case of a termination of a named executive officer’s employment due to retirement (after satisfying applicable age and service requirements), equity award agreements for restricted stock units and performance stock units granted prior to February 21, 2017 provide for prorated vesting of units and awards granted on or after February 21, 2017 will continue vesting.

Employment Security Agreements

As discussed above under “Severance Benefits and Employment Security Arrangements” beginning on page 49, the Corporation currently has employment security agreements with the named executive officers and certain other executive officers. The Corporation’s decision to enter into these employment security agreements and the determination of the level of benefits under these agreements, as well as under various termination of employment scenarios were exercises in judgment, informed by: (i) the recognition that all named executive officers are employed at-will; (ii) the Corporation’s desire to provide the named executive officers with sufficient security to ensure they are not distracted and remain focused on maximizing stockholder value during and after a change in control; (iii) the Corporation’s goal of providing executive compensation at levels that are competitive with similar positions to those in its peer group companies; (iv) the nature and scope of the job responsibilities undertaken by the named executive officers; and (v) the terms of other types of compensation paid by the Corporation to the named executive officers. In particular, in setting the terms of the benefits payable to the named executive officers under various termination scenarios, the Compensation and Benefits Committee was guided in large part by a desire to be sufficiently responsive to market forces and the environment in which the Corporation seeks to attract, motivate and retain its named executive officers by providing benefits consistent and competitive with those of the peer group companies with which it competes for top executive talent. In initially establishing the form and level of post-termination benefits, the Committee received and reviewed relevant peer group company information provided by its independent compensation consultant at the time. In particular, this competitive peer group data influenced the decision of the Committee to provide for employment security agreements, to set the level of lump sum payments equal to three years of salary and bonus and to provide for the vesting of equity compensation awards, the continuation of coverage under certain health and welfare plans and other protections afforded in the event of a termination of employment in connection with a change in control.

Under the employment security agreements currently in place, the benefits provided to a named executive officer upon the occurrence of an actual change in control of the Corporation would consist of the following, even if there is no termination of employment:

●	Full vesting of all stock options.

●	All outstanding nonqualified stock options remain exercisable for five years following termination of employment (or until the end of the option term, if earlier).

●	Full vesting of all outstanding restricted stock units.

●	Full vesting and immediate distribution of all outstanding performance stock units.

●	Full vesting in benefits accrued under the Supplemental Pension Plan and Supplemental TIP. All named executive officers are already vested in these benefits.

The employment security agreements also provide benefits upon the occurrence of the following terminations of employment that are in connection with an actual or pending change in control of the Corporation:

●

a termination of the executive’s employment by the Corporation or a subsidiary without “good cause” that occurs either within two years after a change in control of the Corporation or during the one-year period pending a change in control of the Corporation; or

●

an executive’s voluntary termination of employment with the Corporation or a subsidiary for “good reason” that occurs either within two years after a change in control of the Corporation or during the one-year period pending a change in control of the Corporation.

The benefits provided to a named executive officer upon such a termination of employment would consist of the following:

●

A lump sum payment equal to three times the sum of: (i) the named executive officer’s annual salary in effect on the date of employment termination, or if higher, the date of the change in control; and (ii) the average of the named executive officer’s awards under the Corporation’s cash incentive plans for the last three fiscal years of participation in such plans prior to the date of termination, or, if higher, the date of the change in control.

●

A lump sum payment of a prorated portion of the average amounts paid to the named executive officer under the Corporation’s cash incentive plans for the last three fiscal years of participation in such plans prior to the date of termination, or, if higher, the date of the change in control, less any amounts paid to the named executive officer under those plans with respect to completed performance periods occurring in the year the named executive officer’s employment terminates.

●

Continued coverage under the Corporation’s health, dental, life, accident, disability, and other welfare benefit plans for three years or, if earlier, until the executive becomes covered under similar plans maintained by another entity that provides at least equal benefits. If the named executive officer cannot be covered under any plan of the Corporation due to legal or contractual restrictions, the Corporation would provide the executive with substantially similar benefits and coverage.

●

Up to an additional three years of age and/or service credits for purposes of determining eligibility and subsidy for participation in the Corporation’s retiree medical plans and an additional three-year age and service credit for benefits under the Supplemental Pension Plan.

●

Mr. Waddell, Mr. Fradkin and Ms. Schreuder would be entitled to an additional cash payment equal to an amount that would offset any excise tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under an employment security agreement. Since 2011, the Corporation has discontinued inclusion of tax gross-up payments in new employment security agreements for executive officers.

The foregoing notwithstanding, payments to Mr. Bowman and Mr. O’Grady may be subject to a reduction in benefits received to the extent it would cause them to receive an “excess parachute payment” (as defined in the Internal Revenue Code) unless the change in control payments, less the amount of any excise taxes payable by them, is greater than the reduced payment.

Change in Control Plan

In 2017, we issued to each of the executive officers party to an employment security agreement, including each of the named executive officers, a termination notice with respect to the agreement. Under the terms of the employment security agreements, such a notice must be provided at least two years in advance of the effective date of such termination. Following the effective date of the termination of the employment security agreements on June 1, 2019, each named executive officer will become a participant in the Change in Control Plan, providing participants with certain benefits upon a qualifying termination of employment within two years following a change in control. The Change in Control Plan will align better the change in control severance benefits provided to our named executive officers with market practice and will eliminate the use of individual employment security agreements. Significant changes to the change in control severance benefits provided to our named executive officers upon the termination of their employment security agreements and participation in the Change in Control Plan include: (i) the reduction of the lump sum severance multiple from three times to two times for all participants in the Change in Control Plan except the CEO; (ii) the elimination of extra age and service credits for the pension plan; (iii) the elimination of all excise tax gross-ups (including those previously grandfathered); and (iv) the elimination of the single-trigger vesting of any equity award upon a change in control, such that all equity awards will be subject to double-trigger vesting in connection with an actual change in control in accordance with the provisions set forth in the terms and conditions of such awards.

The following table quantifies the additional amounts described above that each named executive officer would receive upon the related triggering event assuming such event took place on December 31, 2017. As our named executive officers will not participate in the Change in Control Plan until the effective date of the termination of their employment security agreements on June 1, 2019, amounts provided below do not reflect participation in such plan.

		Retirement*	Death*	Disability*	Severance (4)	Change in Control	Termination in connection with a Change in Control
Mr. Waddell	Stock Options	$6,407,081	$6,407,081	$6,407,081	$6,407,081	$6,407,081	$6,407,081
	Restricted Stock Units	6,179,753	8,541,552	8,541,552	5,214,622	8,598,389	8,598,389
	Performance Stock Units(1)	12,677,044	14,790,660	14,790,660	11,437,304	14,790,660	14,790,660
	Cash Severance					—	10,800,000
	Pro-Rata Bonus					—	2,600,000
	Supplemental Pension Plan / TIP(2)					—	—
	Welfare Benefits(3)					—	37,166
	Reduction to Prevent Excise Tax					n/a	n/a
	Excise Tax Gross-Up					—	—

Total		$25,263,878	$29,739,293	$29,739,293	$23,059,006	$29,796,131	$43,233,296

Mr. O’Grady	Stock Options	n/a	$2,150,774	$2,150,774	$2,150,774	$2,150,774	$2,150,774
	Restricted Stock Units	n/a	2,973,300	2,973,300	1,753,561	2,990,381	2,990,381
	Performance Stock Units(1)	n/a	5,212,264	5,212,264	3,949,087	5,212,264	5,212,264
	Cash Severance					—	5,255,000
	Pro-Rata Bonus					—	951,667
	Supplemental Pension Plan / TIP(2)					—	181,320
	Welfare Benefits(3)					—	43,908
	Reduction to Prevent Excise Tax					—	—
	Excise Tax Gross-Up					n/a	n/a

Total		$—	$10,336,338	$10,336,338	$7,853,422	$10,353,419	$16,785,313

Mr. Bowman	Stock Options	n/a	$1,936,953	$1,936,953	$1,936,953	$1,936,953	$1,936,953
	Restricted Stock Units	n/a	2,581,619	2,581,619	1,728,841	2,595,703	2,595,703
	Performance Stock Units(1)	n/a	4,566,550	4,566,550	3,518,608	4,566,550	4,566,550
	Cash Severance					—	4,200,000
	Pro-Rata Bonus					—	775,000
	Supplemental Pension Plan / TIP(2)					—	568,167
	Welfare Benefits(3)					—	43,191
	Reduction to Prevent Excise Tax					—	—
	Excise Tax Gross-Up					n/a	n/a

Total		$—	$9,085,122	$9,085,122	$7,184,402	$9,099,207	$14,685,565

Mr. Fradkin	Stock Options	$1,999,646	$1,999,646	$1,999,646	$1,999,646	$1,999,646	$1,999,646
	Restricted Stock Units	1,933,191	2,663,287	2,663,287	1,611,480	2,680,369	2,680,369
	Performance Stock Units(1)	3,983,556	4,644,080	4,644,080	3,570,298	4,644,080	4,644,080
	Cash Severance					—	4,825,000
	Pro-Rata Bonus					—	983,333
	Supplemental Pension Plan / TIP(2)					—	315,228
	Welfare Benefits(3)					—	43,191
	Reduction to Prevent Excise Tax					n/a	n/a
	Excise Tax Gross-Up					—	—

Total		$7,916,393	$9,307,014	$9,307,014	$7,181,424	$9,324,095	$15,490,848

Ms. Schreuder	Stock Options	$2,563,512	$2,563,512	$2,563,512	$2,563,512	$2,563,512	$2,563,512
	Restricted Stock Units	2,416,950	3,372,897	3,372,897	1,981,261	3,389,978	3,389,978
	Performance Stock Units(1)	5,218,614	6,099,313	6,099,313	4,659,023	6,099,313	6,099,313
	Cash Severance					—	5,100,000
	Pro-Rata Bonus					—	950,000
	Supplemental Pension Plan / TIP(2)					—	—
	Welfare Benefits(3)					—	43,908
	Reduction to Prevent Excise Tax					n/a	n/a
	Excise Tax Gross-Up					—	—

Total		$10,199,076	$12,035,723	$12,035,723	$9,203,796	$12,052,804	$18,146,711

Note: The value of each equity award included in this table is based on a price of $99.89 per share (the closing market price of the Corporation’s common stock on December 29, 2017).

* Upon retirement, death or disability each named executive officer remains eligible to receive a termination year bonus under the Management Performance Plan at the discretion of the Compensation and Benefits Committee.

(1) Performance stock unit award values are based upon the target number of shares underlying 2015, 2016 and 2017 awards outstanding as of December 31, 2017.

(2) The amount presented is an estimate of the difference between the amount the individual would receive at termination in connection with a change in control and the amount the individual would have received if the termination were not in connection with a change in control. The assumptions used in calculating the present value of this benefit enhancement associated with the additional age and service credits are the December 2017 Internal Revenue Code Section 417(e) lump sum segment rates and the 2018 Internal Revenue Code Section 417(e) lump sum mortality table.

(3) The value of this continued benefit coverage for three years is derived by multiplying the Corporation’s annual cost of providing such coverage in 2017 by three.

(4) Mr. Bowman is entitled to a twelve-month enhancement to his pro-rata severance that applies to outstanding restricted stock units granted in 2014, and 2015 as well as outstanding performance stock units granted in 2015. All named executive officers are entitled to a twelve-month enhancement to pro-rata severance calculations for restricted stock units and performance stock units granted in 2017.

CEO Pay Ratio

The table below sets forth the ratio of the annual total compensation of our CEO to that of our median employee for the year ended December 31, 2017.

Annual total compensation of the CEO for 2017	$11,850,683
Annual total compensation of the median employee for 2017	$70,029
Ratio of annual total compensation of the CEO to the annual total compensation of the median employee for 2017	169:1

Our median employee was identified originally as of October 1, 2017, using the total cash compensation paid to all full-time, part-time, seasonal, and temporary employees in all jurisdictions for the nine-month period ended September 30, 2017, with the exception of approximately 230 employees who joined Northern Trust in 2017 as a result of the acquisition of UBS Asset Management’s fund administration business in Luxembourg and Switzerland, who were excluded due to the absence of complete payroll records for such period. The job responsibilities for the originally identified median employee were enhanced after October 1, 2017, resulting in a significant increase in the employee’s incentive compensation level. As a result of this anomalous compensation characteristic in the originally identified median employee’s compensation, another employee with substantially similar compensation based on the compensation methodology used to identify the originally identified median employee was substituted for such employee. The compensation of full-time employees hired in 2017 and of those for whom pay was reduced due to a voluntary leave of absence was annualized as permitted under the rules of the SEC. We did not use any other material assumptions, adjustments, or estimates in identifying the median employee. After identifying the median employee as described above, we calculated the annual total compensation of such employee using the same methodology used to calculate the compensation of our named executive officers in the Summary Compensation Table on page 53.

DIRECTOR COMPENSATION

The Compensation and Benefits Committee is responsible for reviewing non-employee director compensation and making a recommendation with respect thereto to the Board. In doing so, the Committee works with CAP to periodically review non-employee director compensation data for the same peer group utilized by the Committee to inform its decision-making with respect to executive compensation and has access to such other resources as it deems appropriate. Under the current plan design, non-employee directors are compensated for their services with cash compensation and equity awards in the form of restricted stock units. Directors who are employees of the Corporation receive no additional compensation for serving on the Board or on any Board committee.

Annual Retainer and Other Fees

Non-employee directors of the Corporation received an annual retainer of $220,000 for their service on the Board in 2017, paid 50% in cash and 50% in the form of restricted stock units. In addition to the annual retainer, directors serving as the Chair of any Board committee were entitled to an additional $15,000 annually and the Corporation’s Lead Director was entitled to an additional $25,000 annually. Directors serving on the Audit, Business Risk and Capital Governance Committees (including the Chairs thereof) were entitled to an additional $10,000 annually. All fees that are in addition to the annual retainer noted above are paid in cash.

Restricted stock units granted to directors for their service on the Board were made in April 2017 and will vest on April 17, 2018, the date of the 2018 Annual Meeting of Stockholders. Stock units do not have voting rights. Dividend equivalents on the non-employee directors’ stock units are subject to the same vesting, forfeiture and distribution provisions as the underlying stock units. Each stock unit entitles a director to one share of common stock at vesting, unless a director elects to defer receipt of the shares.

Deferral of Compensation

Non-employee directors may elect to defer payment of their cash compensation and stock units until termination of their service as directors. Any deferred cash compensation is converted into stock units representing shares of common stock. The value of each such stock unit is based upon the price of the stock at the end of the calendar quarter for which the cash compensation would have been paid. Dividends on all stock units deferred prior to January 1, 2018 (including stock units representing deferred cash compensation) are paid quarterly to a cash account and accrue interest at an interest rate determined from time to time by the Compensation and Benefits Committee. Dividends on all stock units deferred on or after January 1, 2018 (including stock units representing deferred cash compensation) are converted into additional stock units representing shares of common stock based upon the closing price of the stock on the day such dividend would have been paid. For compensation deferred prior to January 1, 2018, the value of stock units representing deferred cash compensation, as well as all dividends on stock units representing deferred compensation of any form, will be paid out in cash, and stock units representing deferred stock unit compensation will be distributed in stock, in each case in a lump sum or in up to ten annual installments at the election of the director. For compensation deferred on or after January 1, 2018, the value of all stock units (including stock units representing deferred cash compensation, as well as all dividends on stock units representing deferred compensation of any form) will be distributed in stock in a lump sum or in up to ten annual installments at the election of the director.

Other Director Compensation

Directors are eligible to participate in the Corporation’s matching gift program, under which the Corporation matches gifts made by employees and directors to eligible nonprofit organizations, on the same terms as employees. The maximum gift total for a non-employee director participant in the program is $2,000 in any calendar year.

Stock Ownership Guidelines

Within five years of election to the Board, non-employee directors are required to hold shares of the Corporation’s common stock equal to five times the annual cash retainer provided to directors. In addition, non-employee directors are expected to meet a minimum share ownership level of 1,000 shares within one year of the date they are initially elected to the Board. Until such time as any non-employee director meets the minimum ownership level requirement, he or she is expected to retain 100% of the net, after-tax shares received from the vesting of equity awards.

As of December 31, 2017, all non-employee directors met or exceeded the stock ownership guidelines to which they were subject.

Director Compensation Table

The following table sets forth all compensation earned by each non-employee director of the Corporation in 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Linda Walker Bynoe	$120,261	$109,964	$—	$230,225
Susan Crown	121,580	109,964	—	231,544
Dean M. Harrison	130,000	109,964	—	239,964
Jay L. Henderson	130,000	109,964	—	239,964
Dipak C. Jain (2)	37,912	—	—	37,912
Jose Luis Prado	124,739	109,964	—	234,703
Thomas E. Richards	120,000	109,964	—	229,964
John W. Rowe	149,739	109,964	—	259,703
Martin P. Slark	137,102	109,964	—	247,066
David H. B. Smith, Jr.	148,159	109,964	—	258,123
Donald Thompson	148,159	109,964	—	258,123
Charles A. Tribbett III	125,000	109,964	—	234,964

(1) This column shows the grant date fair value of the stock awards for all non-employee directors in 2017, computed in accordance with FASB ASC Topic 718. See “Note 22—Share-Based Compensation Plans” to the consolidated financial statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 for additional discussion regarding these stock unit awards. As of December 31, 2017, each non-employee director serving on such date held 1,214 unvested stock units, which represents the stock unit award made by the Corporation in April 2017 described above.

(2) Amounts for Mr. Jain reflect compensation earned through April 25, 2017, the effective date of his retirement from the Board.

EQUITY COMPENSATION PLAN INFORMATION

Set forth below is information with respect to equity compensation plans under which the common stock of the Corporation was authorized for issuance as of December 31, 2017.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)		Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in the Second Column) (#)
Equity compensation plans approved by stockholders	7,406,737	(1)	60.99	(2)	20,265,477	(3)
Equity compensation plans not approved by stockholders	1,500	(4)	N/A		N/A
Total	7,408,237		60.99	(2)	20,265,477

(1) Includes shares of common stock underlying outstanding or deferred restricted stock unit, performance stock unit and stock option awards.

(2) Restricted stock units and performance stock units are excluded when determining the weighted-average exercise price.

(3) All shares are available for issuance under the Corporation’s 2017 Long-Term Incentive Plan.

(4) Consists of shares of common stock underlying stock units that have been deferred at the election of certain directors pursuant to the 1997 Deferred Compensation Plan for Non-Employee Directors.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing oversight of the Corporation’s financial reporting functions and internal control over financial reporting. The Audit Committee’s function is one of oversight, recognizing that: (i) management is responsible for the complete and accurate preparation of the Corporation’s financial statements, including internal control over financial reporting; and (ii) KPMG LLP, the Corporation’s independent registered public accounting firm, is responsible for performing an audit on such financial statements and expressing an opinion as to whether they are free of material misstatement and presented in accordance with U.S. generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion as to whether the Corporation maintained effective internal control over financial reporting.

Consistent with its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG LLP the Corporation’s audited financial statements as of and for the year ended December 31, 2017. The Audit Committee has also discussed with KPMG LLP the firm’s assessment of the Corporation’s internal controls and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 1301, “Communications with Audit Committees.” The Audit Committee has also received and discussed the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence” and has conducted a discussion with KMPG LLP regarding its independence. The Audit Committee also considered whether the provision of non-audit services by KPMG LLP to the Corporation for the fiscal year ended December 31, 2017 is compatible with maintaining KPMG LLP’s independence.

Based on the above-mentioned reviews and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board that the Corporation’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee

David H. B. Smith, Jr. (Chair)

Dean M. Harrison

Martin P. Slark

Donald Thompson

AUDIT MATTERS

Fees of Independent Registered Public Accounting Firm

Description of Fees	2017	2016
Audit Fees	$5,672,469	$5,084,731
Audit-Related Fees	3,093,178	2,891,256
Tax Fees	1,051,236	136,721
All Other Fees	106,302	146,766
Total	$9,923,185	$8,259,474

Audit Fees include fees for professional services rendered for the annual integrated audit of the Corporation’s consolidated financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting) audits of subsidiary financial statements and reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q.

Audit-Related Fees include fees for services that were reasonably related to performance of the audit of the annual consolidated financial statements for the fiscal year, other than Audit Fees, such as comfort letters, employee benefit plan audits, internal control reviews, and other attestation services.

Tax Fees include fees for tax return preparation, tax compliance and tax advice.

All Other Fees include fees for all services other than Audit Fees, Audit-Related Fees, and Tax Fees, including various advisory and assurance services.

Pre-Approval Policies and Procedures of the Audit Committee

The Audit Committee has in place a policy regarding the engagement of independent public accounting firms to provide auditor services to the Corporation. The purpose of the policy is to establish procedures for Audit Committee pre-approval of all auditor services to be provided to the Corporation by its independent registered public accounting firm. Auditor services include audit services, audit-related services, and non-audit services, including tax services. The policy provides that the Audit Committee, the Chairman, or any Audit Committee member delegated the authority (a “Designated Member”) has the authority to grant pre-approvals of auditor services. In addition, the policy provides that the independent registered public accounting firm may be engaged to provide only those non-audit services: (i) that are permitted by SEC rules; and (ii) that, in the judgment of the Audit Committee, maintain the independent registered public accounting firm’s independence from the Corporation. In evaluating whether a proposed engagement of the Corporation’s independent registered public accounting firm for a specific permitted non-audit service maintains the firm’s independence from the Corporation, the Audit Committee or a Designated Member thereof must consider whether the proposed engagement would cause the independent registered public accounting firm to: (a) audit its own work; (b) perform management functions; or (c) act as an advocate for the Corporation. The independent registered public accounting firm shall in no event be engaged to perform any prohibited services, as set forth in the policy.

All audit, audit-related, tax and other services provided by KPMG LLP in 2017 were pre-approved in accordance with the Audit Committee’s policy regarding the engagement of independent public accounting firms to provide auditor services to the Corporation.

ITEM 3—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm is appointed annually by the Corporation’s Audit Committee. For the year ending December 31, 2018, the Audit Committee has authorized the engagement of KPMG LLP as the Corporation’s independent registered public accounting firm. KPMG LLP served as the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2017. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm is not required. However, the Board is submitting the selection of KPMG LLP as the Corporation’s independent registered public accounting firm to the stockholders for ratification because it believes it is a governance best practice to do so. If the stockholders fail to ratify KPMG LLP as the independent registered public accounting firm, the Audit Committee will reassess its appointment, but in such event it may elect to retain KPMG LLP nonetheless. Further, even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Corporation and its stockholders.

The Board unanimously recommends that you vote FOR the ratification of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

ITEM 4—STOCKHOLDER PROPOSAL REGARDING

ADDITIONAL DISCLOSURE OF POLITICAL CONTRIBUTIONS

Information regarding a stockholder proposal is set forth below. The Corporation disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the stockholder. The Unitarian Universalist Association, 24 Farnsworth Street, Boston, Massachusetts 02210, the owner of 2,232 shares of our common stock, has given the Corporation notice that its representative intends to present this proposal at the Annual Meeting.

Stockholder Proposal

Resolved, that the shareholders of Northern Trust Corp. (“Northern Trust” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Stockholder Supporting Statement

As long-term shareholders of Northern Trust, we support transparency and accountability in corporate political spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records show Northern Trust has contributed at least $413,162 in corporate funds since the 2010 election cycle. (National Institute on Money in State Politics, www.followthemoney.org) However, relying on publicly available data does not provide a complete picture of the Company’s political spending.

For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations, which may be used for political purposes. This would bring our Company in line with a growing number of leading companies, including State Street and Bank of New York Mellon, which present this information on their websites.

The Company’s board and shareholders need comprehensive disclosure to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The Board of Directors believes that the proponent’s proposal is not in the best interests of the Corporation and its stockholders and unanimously recommends a vote against the proposal.

The Corporation makes no direct political contributions. The Corporation’s public advocacy activities primarily consist of its sponsorship of two political action committees (“PACs”) that accept voluntary contributions from its employees and membership in a limited number of trade associations supporting public policy positions aligned with the best interests of the Corporation and its stockholders.

The two PACs sponsored by the Corporation fully comply with all disclosure requirements pertaining to political contributions under applicable law, including federal laws requiring that they report all contributions made by them to the U.S. Federal Election Commission. These reports are publicly available on the U.S. Federal Election Commission’s website and a direct link to such website is included in the Corporation’s “Statement Regarding Government Relations and Political Contributions” publicly available on the Corporation’s website. In 2015, 2016, and 2017, cumulative political contributions made by these PACs totaled $39,500, $47,300, and $66,900, respectively.

The Corporation does not control how the limited number of trade associations of which it is a member make use of its dues and expects that such associations comply with all requirements pertaining to their political activities under applicable law.

The Corporation has implemented an appropriate governance structure with respect to its public advocacy activities. This governance includes oversight by the Corporate Governance Committee of the Board of Directors, which, in accordance with its written charter, receives periodic reports from management on the political, lobbying, and other public advocacy activities of the Corporation.

In light of the foregoing, the Board believes that the additional reporting sought in the proponent’s proposal would be an unnecessary and imprudent use of the Corporation’s time and resources and would not provide any appreciable benefit to its stockholders.

The Board of Directors unanimously recommends that you vote AGAINST the proposal.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Any stockholder proposals for the Corporation’s 2019 Annual Meeting of Stockholders (other than proxy access nominations) must be received by the Corporation, directed to the attention of the Corporation’s Corporate Secretary, no later than November 8, 2018 in order to be eligible for inclusion in the Corporation’s proxy statement and form of proxy for that meeting. Director nominations for inclusion in the Corporation’s proxy statement and form of proxy for the 2019 Annual Meeting of Stockholders pursuant to the proxy access provision in the Corporation’s By-laws must be received by the Corporation’s Corporate Secretary no earlier than October 9, 2018 and no later than November 8, 2018. All proposals and director nominations submitted by stockholders must comply in all respects with the rules and regulations of the SEC and the Corporation’s By-laws.

Under the Corporation’s By-laws other proposals that are not eligible for inclusion in the proxy statement will be considered timely and may be eligible for presentation at the 2019 Annual Meeting of Stockholders if they are received by the Corporation in the form of a written notice, directed to the attention of the Corporation’s Corporate Secretary, no earlier than November 16, 2018 and no later than December 18, 2018. If the 2019 Annual Meeting of Stockholders is called for a date that is not within thirty days before or after the anniversary date of this Annual Meeting, notice by the stockholder in order to be timely must be received within ten days after notice of the 2019 Annual Meeting is mailed or public disclosure of the date of the Annual Meeting is made, whichever occurs first. The notice must contain the information required by the Corporation’s By-laws.

NORTHERN TRUST CORPORATION 50 SOUTH LASALLE STREET CHICAGO, IL 60603

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT April 16, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT April 16, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northern Trust Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail in advance, so that your instruction may be received no later than 11:59 p.m. EDT on April 16, 2018.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E37115-P02092-Z71753	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHERN TRUST CORPORATION
The Board of Directors recommends you vote FOR each of the following proposals:

1. Election of 13 Directors		For	Against	Abstain

1a.	Linda Walker Bynoe	☐	☐	☐
1b.	Susan Crown	☐	☐	☐		For	Against	Abstain
1c.	Dean M. Harrison	☐	☐	☐	2. Approval, by an advisory vote, of the 2017 compensation of the Corporation’s named executive officers.	☐	☐	☐
1d.	Jay L. Henderson	☐	☐	☐
1e.	Michael G. O'Grady	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
1f.	Jose Luis Prado	☐	☐	☐
1g.	Thomas E. Richards	☐	☐	☐

1h.	John W. Rowe	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:
1i.	Martin P. Slark	☐	☐	☐
1j.	David H. B. Smith, Jr.	☐	☐	☐	4. Stockholder proposal regarding additional disclosure of political contributions.	☐	☐	☐
1k.	Donald Thompson	☐	☐	☐
1l.	Charles A. Tribbett III	☐	☐	☐
1m.	Frederick H. Waddell	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING ADMISSION TICKET

Northern Trust Corporation

50 South LaSalle Street

Chicago, Illinois 60603

(northwest corner of LaSalle Street and Monroe Street)

April 17, 2018

10:30 a.m. CDT

You should present this admission ticket in order to gain admittance to the meeting.

(Registration begins at 9:30 a.m., and seating will begin at 10:00 a.m.)

This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder will be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Directions to the Northern Trust Corporation Annual Meeting of Stockholders

Lake Shore Drive (coming from north or south)	Kennedy Expressway (I90 - I94)

Take Lake Shore Drive to the Randolph Street exit. Continue on Randolph Street to LaSalle Street. Turn left (southbound) on LaSalle Street to Madison Street. Turn right (westbound) on Madison Street to the parking garage that is between LaSalle Street and Wells Street.

Take I90-I94 east to the Monroe Street exit. Turn left (eastbound) on Monroe Street. Continue on Monroe Street to LaSalle Street. Turn left (northbound) on LaSalle Street and continue one block north to Madison Street. Turn left (westbound) on Madison Street to the parking garage that is between LaSalle Street and Wells Street.

Stevenson Expressway (I55)	Eisenhower Expressway (I290)

Take I55 east to Lake Shore Drive north. Take Lake Shore Drive to the Randolph Street exit. Continue on Randolph Street to LaSalle Street. Turn left (southbound) on LaSalle Street to Madison Street. Turn right (westbound) on Madison Street to the parking garage that is between LaSalle Street and Wells Street.

Take I290 east to the Franklin Street exit. Continue northbound on Franklin Street to Monroe Street. Turn right (eastbound) on Monroe Street to LaSalle Street. At LaSalle Street turn left and (northbound) continue one block north to Madison Street. Turn left (westbound) on Madison Street to the parking garage that is between LaSalle Street and Wells Street.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

You may access the 2018 Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2017 by going to the following website: http://materials.proxyvote.com/665859

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NORTHERN TRUST CORPORATION

Annual Meeting of Stockholders

Tuesday, April 17, 2018, 10:30 a.m. CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Frederick H. Waddell, Michael G. O'Grady and S. Biff Bowman, and each of them, as proxy holders, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of common stock of Northern Trust Corporation which the undersigned is entitled to vote on the proposals at the Annual Meeting of Stockholders on April 17, 2018, at 50 S. LaSalle St., Chicago, IL 60603, and any adjournment or postponement thereof (the "Annual Meeting").

If any shares of common stock have been allocated to the undersigned's account under The Northern Trust Company Thrift-Incentive Plan ("TIP"), this proxy card will serve as voting instructions for such shares and the undersigned hereby directs The Northern Trust Company, as trustee of TIP (the "TIP Trustee"), to vote such shares, in person or by proxy, in the manner specified on this card, at the Annual Meeting. The TIP Trustee will vote allocated shares for which no direction is received and unallocated shares, if any, in the same proportion as the shares for which direction is received, except as otherwise provided in accordance with applicable law. To allow sufficient time for voting by the TIP Trustee, voting instructions must be recorded by 11:59 p.m. EDT on April 12, 2018.

Whether voting by mail, telephone or Internet, the undersigned's shares (including shares held under TIP) will be voted in accordance with the undersigned's instructions. If this proxy card is returned without indication as to how shares are to be voted, the proxy holders will vote the undersigned's shares, including any held in TIP: for the election of each nominee for director; for the approval, by an advisory vote, of the 2017 compensation of the Corporation's named executive officers; for the ratification of the appointment of KPMG LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2018; and against the stockholder proposal regarding additional disclosure of political contributions.

The proxy holders are authorized to vote those shares for which they receive proxies as they shall determine in their sole discretion on any other business that may properly come before the meeting.

Address Changes/Comments:

(If any Address Changes/Comments are noted above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side